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                           CONSTRUCTION LOAN AGREEMENT


                          DATED AS OF DECEMBER 20, 1994


                                  BY AND AMONG

                           KOLL REAL ESTATE GROUP, INC.
                              A DELAWARE CORPORATION




                                SIGNAL LANDMARK
                            A CALIFORNIA CORPORATION


                                        AND

                        NOMURA ASSET CAPITAL CORPORATION
                             A DELAWARE CORPORATION
                                     AS LENDER



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

                   CONSTRUCTION LOAN AGREEMENT



            THIS CONSTRUCTION LOAN AGREEMENT ("AGREEMENT") is made and entered into as of December 20, 1994 (the "CLOSING DATE"), by and among KOLL REAL ESTATE GROUP, INC., a Delaware corporation ("KREG"), SIGNAL LANDMARK, a California corporation ("SIGNAL"), and NOMURA ASSET CAPITAL CORPORATION, a Delaware corporation (together with its successors and assigns, the "LENDER").

                             RECITALS

            KREG and Signal have requested that the Lender make loans to KREG, which are guaranteed by Signal and the other Guarantors, in an aggregate principal amount not exceeding $5,000,000. The Lender is prepared to make such loans upon the terms hereof. In consideration of the terms and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

           Section 1.  DEFINITIONS AND ACCOUNTING MATTERS.

           1.1 CERTAIN DEFINED TERMS. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.1 or in other provisions of this Agreement in the singular shall have the same meanings when used in the plural and VICE VERSA):

            "ADDITIONAL CONSTRUCTION DEPOSIT AMOUNT" shall have the meaning assigned to such term in Section 8.6(a) hereof.

            "ADDITIONAL COSTS" shall have the meaning assigned to such term in
Section 5.1 hereof.

            "AGREEMENT" shall mean this Construction Loan Agreement including all amendments, modifications and supplements hereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to this Construction Loan Agreement as the same may be in effect at the time such reference becomes operative.

            "AFFILIATE" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

            "ASSESSMENT" shall mean a deficiency of Federal or state income taxes that have been assessed against KREG or any Guarantor or any member of the KREG Consolidated Tax Group, as such terms are used in the Code or applicable state income tax statutes, as the case may be.

            "ASSET SALE" for any Person shall mean the sale, lease, conveyance or other disposition (including, without limitation, by merger, consolidation or sale or leaseback transaction, and whether by operation of law or otherwise) of any of that Person's assets (including, without limitation, the sale or other disposition of stock or other ownership interest of any Subsidiary of such Person, whether by such Person or such Subsidiary), whether owned on the date hereof or subsequently acquired.

            "ASSIGNMENT OF CONSTRUCTION FUND ACCOUNTS AND AGREEMENTS" shall mean one or more instruments executed by Signal and delivered to the Lender, in form and substance reasonably acceptable to the Lender, upon the establishment of the Construction Fund, pursuant to which Signal shall collaterally assign to the Lender all of its right, title and interest in, to and under the Construction Fund (and any replacements or substitutions therefor) and any and all agreements executed in connection therewith, including all amendments, modifications, supplements, extensions or novations thereto and any appendices, exhibits or schedules thereto, and shall refer to each such agreement as the same may be in effect at the time such reference becomes operative and such collateral assignment shall be subject to the restrictions on the use of such funds contained in the agreements or documents establishing any such Fund.

            "ASSIGNMENT OF MANAGEMENT AGREEMENT" shall mean that certain Assignment of Management Agreement, dated as of the date hereof, executed by Signal and consented to by Eagle Crest Management Corp., a California corpora-tion, pursuant to which Signal shall collaterally assign to the Lender all of its right, title and interest in, to and under the Eagle Crest Management Agreement.

            "BASIS POINT" shall mean 1/100 of one percent (1/100%).

            "BANKRUPTCY CODE" shall mean Title 11 U.S.C., as amended.

            "BOLSA CHICA MORTGAGE" shall have the meaning assigned to such term in Section 8.7 hereof.

            "BOLSA CHICA PROJECT" shall mean the approximately 1,200 acre undeveloped property, as more particularly described on Exhibit A-3 attached hereto, owned by SBC, located in Orange County, California.

            "BOLSA CHICA TITLE POLICIES" shall have the meaning assigned to such term in Section 8.7 hereof.

            "BUSINESS DAY" shall mean any day on which commercial banks are not authorized or required to close in New York City and, for purposes of determining the Facility Rate, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

            "CLOSING DATE" shall have the meaning assigned to such term in the preamble hereof.

            "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

            "COLLATERAL" shall mean any and all Property of KREG or Signal which is, from time to time, subject to the Lien of the Security Documents including, without limitation, the Collateral Properties and the Bolsa Chica Stock.

            "COLLATERAL PROPERTIES" shall mean, collectively, the Fairbanks Highlands Project and the Eagle Crest Project and such other real property which from time to time may comprise the Collateral.

            "CONSOLIDATED SUBSIDIARY" shall mean, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.


            "CONSTRUCTION FUNDS" shall have the meaning assigned to such term in Section 6.2(f) hereof.

            "DEFAULT" shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

            "DEFERRED TAX AMOUNT" shall have the meaning assigned thereto in
Section 7.2 hereof.

            "DOLLARS" and "$" shall mean lawful money of the United States of America.

            "DRAW" shall mean each loan requested by KREG to be funded by the Lender to KREG pursuant to the terms of this Agreement, which Draws shall not in the aggregate exceed $5,000,000.

            "DRAW FEE" shall mean a fee equal to 1.5% of each Draw, paid to the Lender at the time any Draw is funded by the Lender.

            "EAGLE CREST PROJECT" shall mean the approximately 850 acre golf course and planned community in the city of Escondido, California, as more particularly described on Exhibit A-1 attached hereto, owned by Signal, which planned community contains an existing 18-hole public golf course and is further entitled for 580 single-family lots surrounding such golf course.

            "EAGLE CREST MANAGEMENT AGREEMENT" shall mean the Management Agreement for Eagle Crest Golf Course, dated as of January 26, 1993, including all amendments, modifications, supplements, extensions or novations thereto and any appendices, exhibits or schedules thereto.

            "EAGLE CREST SECURITIES ACCOUNT" shall mean that certain securities account # 1686007179, established with Delaware Trust Capital Management, Inc. in the name of the Lender, as secured party, which, together with the KREG Securities Account is the subject of the Securities Account Agreement.

            "ENVIRONMENT" shall mean soil, surface waters, ground waters, land, stream sediments, surface or subsurface strata and ambient air.

            "ENVIRONMENTAL CERTIFICATE" shall have the meaning assigned to such term in Section 10(f) hereof.

            "ENVIRONMENTAL CLAIM" shall mean any claim, action, cause of action, investigation or written notice by any Person alleging liability (including, without limitation, liability for investigatory costs, cleanup costs, natural resource damages, property damages, personal injuries, or penalties) arising out of, based upon or resulting from (i) the presence, threatened presence, release or threatened release into the Environment of any Hazardous Substances from or at the Collateral Properties or any property adjacent to the Collateral Properties or (ii) the violation, or alleged violation, of any Environmental Law relating to the Collateral Properties, or
(iii) any threat to the Environment (or human health from Hazardous Substances) that is related to Signal's (or Signal's immediate predecessor in interest in the Collateral Property) management, use, control, ownership or operation of the Collateral Property, whether occurring, existing or arising prior to, or from or after, the date hereof.

            "ENVIRONMENTAL LAWS" shall mean all present or future Federal, state and local laws, statutes, rules, ordinances, and regulations relating to the pollution or protection of the Environment or the effect of Hazardous Substances on human health, including, without limitation laws, statutes, rules, ordinances and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42
 U.S.C. Sections 9601 ET SEQ.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 ET SEQ.; the Toxic Substance Control Act, 15
2601 ET SEQ.; the Water Pollution Control Act (also known as the Clean Water U.S.C. Sections Act), 33 U.S.C. Section 1251 ET SEQ.; the Clean Air Act, 42 SEQ.; and the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 ET SEQ., as any of the foregoing may be hereafter amended or modified.

            "ENVIRONMENTAL REPORTS" shall have the meaning assigned to such term in Section 10(a) hereof.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "ERISA AFFILIATE" shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Guarantors or is under common control (within the meaning of Section 414(c) of the Code) with the Guarantors.

            "EVENT OF DEFAULT" shall have the meaning assigned to such term in
Section 11 hereof.

            "EXCLUDED HAZARDOUS MATERIALS" shall mean any Hazardous Materials that are customarily and normally used, in accordance with applicable Environmental Laws in all material respects, in (i) the operation, management, maintenance and use of a first class golf course, (ii) the grading, construction and development of infrastructure and residential improvements in the State of California and (iii) automobiles and construction related trucks, equipment and supplies.

            "EXEMPT GUARANTORS" shall mean Henley Facilities, Inc., Henley/KNO Holdings, Inc. and New Henley Holdings, Inc. (and each of its Subsidiaries) for so long as each such entity (i) has no assets or (ii) has liabilities which exceed the fair value of its assets.

            "EXTENSION FEE" shall mean an investment banking fee payable to NSI in connection with the extension of the Maturity Date in accordance with the terms hereof in an amount equal to .75% of the Loan Amount.

            "FACILITY RATE" shall have the meaning assigned to such term in
Section 3.2(b) hereof.

            "FAIRBANKS HIGHLANDS PROJECT" shall mean the approximately 391 acres of vacant land in the city of San Diego, California, as more particularly described on Exhibit A-2 attached hereto, owned by Signal.

            "GOVERNMENTAL AUTHORITY" shall mean any Federal, state or local government or any other political subdivision thereof exercising executive, legislative, judicial, regulatory or administrative functions.

            "GUARANTORS" shall mean, collectively and individually, Signal, The Henley Group, Inc., Henley Holdings Two Inc., Wentworth Holdings, Inc., NC Holding Company, KREG Holdings, Inc. and Signal Landmark Holdings, Inc.

            "GUARANTY" shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock of any corporation, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank to open a letter of credit for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "GUARANTY" and "GUARANTEED" used as a verb shall have a correlative meaning.

            "HAZARDOUS SUBSTANCE" shall mean any material waste or substance (other than any Excluded Hazardous Material) which is:

                        (1) included within the definition of "hazardous substances," "hazardous materials," "toxic substances," or "solid waste" in or pursuant to any Environmental Law;

                        (2) listed in the United States Department of U.S.C. Section 7401 ET Transportation Optional Hazardous Materials Table, enacted as of the date hereof or hereafter amended, or in the United States Environmental Protection Agency List of Hazardous Substances and Reportable Quantities, 40 C.F.R. Part 302, as enacted as of the date hereof or as hereafter amended; or

                        (3)   explosive, radioactive, asbestos, a
      polychlorinated biphenyl, oil or a petroleum product and lead-based paint.

            "HENLEY FACILITIES AUDIT" shall have the meaning assigned thereto in Section 7.9 hereof.

            "INDEBTEDNESS" shall mean, as to any Person: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services (including trade accounts that are payable after 90 days of the date the respective goods are delivered or respective services are rendered) arising, and accrued expenses incurred, in the ordinary course of business;
(c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) capital lease obligations of such Person; and (f) indebtedness or obligations of others Guaranteed by such Person.

            "INDEMNIFIED ENVIRONMENTAL PARTIES" shall have the meaning assigned thereto in Section 10(d) hereof.

            "INFRASTRUCTURE" shall mean infrastructure improvements to real property, including, without limitation, sewers, storm drains, water mains, community walls and landscaping.

            "INITIAL DRAW" shall mean the Draws of the Initial Draw Proceeds made by KREG pursuant to the terms hereof.

            "INITIAL DRAW PROCEEDS" shall mean the first Five Million Dollars of principal drawn by KREG pursuant to the terms hereof, which shall be disbursed by the Lender directly into the Construction Funds.

            "INITIAL MATURITY DATE" shall mean the second anniversary of the Closing Date; provided, however, that if the Initial Maturity Date falls on a date that is not a Business Day, then the Initial Maturity Date shall be deemed to be the next Business Date following such date.

            "INTEREST EXPENSE" shall mean, for any period, all interest in respect of Indebtedness accrued or capitalized during such period (whether or not actually paid during such period).

            "INTEREST PAYMENT DATE" shall mean the first Business Day of each calendar month following the initial Draw by KREG hereunder through and including the Maturity Date.

            "INVESTMENT" in any Person shall mean: (a) the acquisition
(whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such Person; and (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory, Property (other than real property) or supplies purchased in the ordinary course of business) or Guaranty of, or other contingent obligation with respect to, Indebtedness or other liability of such Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

            "IRS" shall mean the Internal Revenue Service.

            "KREG" shall mean Koll Real Estate Group, Inc.

            "KREG CONSOLIDATED TAX GROUP" shall mean (i) the consolidated group of corporations, including, without limitation, Signal and SBC, having The Henley Group, Inc., a Delaware corporation, which changed its name to The Wheelabrator Group, Inc., a Delaware corporation, as its common parent during the 1988 tax year and (ii) the consolidated group of corporations, including without limitation, Signal and SBC, having Henley Newco, Inc., a Delaware corporation, which changed its name to The Henley Group, Inc., a Delaware corporation, as its common parent during the 1989 tax year.

            "KREG SECURITIES ACCOUNT" shall mean that certain securities account # 1686007160, established with Delaware Trust Capital Management, Inc. in the name of the Lender, as secured party, which, together with the Eagle Crest Securities Account is the subject of the Securities Account Agreement.

            "LEASE" shall mean any lease, sublease, license, franchise, concession, or other agreement (other than a property management agreement), whether written or oral, permitting another to use, occupy or possess any Collateral Property or the Bolsa Chica Project.

            "LENDER" shall have the meaning assigned to such term in the preamble hereof.

            "LIBOR BASE RATE" shall mean the rate per annum determined by the Lender to be the rate at which deposits in U.S. Dollars are offered by the

Lender to leading banks in the London interbank eurodollar market at approximately 11:00 a.m. (London, England time) on the date which is three (3) Business Days before each Interest Payment Date for a one (1) month period and in an amount substantially equal to the outstanding principal amount of the Loan on such day, in each case as quoted on Telerate page 3750 or on such replacement system as is then customarily used to quote the London interbank offered rate. Notwithstanding the foregoing, for the purposes of determining the interest rate for the period preceding the Initial Draw, the LIBOR Base Rate determination shall be made as of the day which is three (3) Business Days before the date of the Initial Draw. If two or more such rates appear on Telerate page 3750 or associated pages, the applicable rate shall be the arithmetic mean of such offered rates. Each determination of the LIBOR Base Rate shall be conclusive and binding absent manifest error.

            "LIEN" shall mean, with respect to any asset, any mortgage or deed of trust, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, KREG and each of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

            "LOAN" shall mean the loan provided for by Section 2 hereof.

            "LOAN AMOUNT" shall mean, from time to time, the outstanding principal which has been drawn by KREG and remains unpaid.

            "LOAN DOCUMENTS" shall mean, collectively, this Agreement, the Note, the Security Documents, and all other documents and agreements (other than the LOC Documents) executed or delivered to the Trustee or the Lender by KREG, Signal or the other Guarantors in connection with the transactions contemplated by any of the foregoing documents, including all amendments, modifications and supplements thereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to each such document as the same may be in effect at the time such reference becomes operative.

            "LOAN GUARANTIES" shall mean the Guaranties, dated as of the date hereof, executed by each of the Guarantors (other than Signal) in favor of the Lender in the form attached as Exhibit B hereto, including all amendments, modifications, supplements, extensions or novations thereto and any appendices, exhibits or schedules thereto, and shall refer to each such guaranty as the same may be in effect at the time such reference becomes operative.

            "LOC DOCUMENTS" shall mean the Reimbursement Agreement and all other documents and agreements executed or delivered by KREG or any of its Affiliates in connection with the transactions contemplated by any of the foregoing documents, including all amendments, modifications and supplements thereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to each such document as the same may be in effect at the time such reference becomes operative.

            "MANAGEMENT AGREEMENTS" shall have the meaning assigned to such term in Section 9.9 hereof.

            "MATERIAL CONTRACT" shall have the meaning assigned to such term in Section 6.1(g) hereof.

            "MATURITY DATE" shall mean (i) the Initial Maturity Date or (ii) if, on or before the Initial Maturity Date, KREG delivers to NSI the Extension Fee together with a notice stating that KREG elects to extend the maturity of the Loan, and (a) KREG and Signal are in compliance with all operating and financial covenants, (b) Signal has obtained all forecast entitlements and approvals and has satisfied development and cash flow forecasts with respect to the Collateral Properties and the Bolsa Chica Project, all as set forth and projected on Exhibit C hereto, (c) there is no continuing Event of Default as of such notice date or as of the Initial Maturity Date, and (d) all matters relating to the Henley Facilities Audit have been satisfactorily resolved, then the Maturity Date shall be extended twelve (12) months to the third anniversary of the Closing Date. Notwithstanding any of the foregoing, if the Maturity Date falls on a date that is not a Business Day, then the Maturity Date shall be deemed to be the first Business Day following such date.

            "MAXIMUM LOAN AMOUNT" shall mean $5,000,000.

            "MINIMUM NET WORTH AMOUNT" shall have the meaning assigned to such term in Section 8.2 hereof.

            "MORTGAGES" shall mean, collectively, each mortgage, deed of trust, assignment of rents, security agreement and fixture filing and similar instrument executed by Signal in favor of the Trustee, acting for the benefit of the Lender, covering the Collateral Properties, which as of the Closing Date shall be the deeds of trust covering the Fairbanks Highlands Project and the Eagle Crest Project, in substantially the form of Exhibit D attached hereto, including all amendments, modifications, supplements, extensions or novations thereto and any appendices, exhibits or schedules thereto, and shall refer to such mortgages as the same may be in effect at the time such reference becomes operative.

            "MULTIEMPLOYER PLAN" shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Guarantors or any ERISA Affiliate and which is covered by Title IV of ERISA.

            "NSI" shall mean Nomura Securities International, Inc., an Affiliate of the Lender.

            "NACC SHARE" shall mean eighty percent (80%) of all Net Cash Proceeds from each and every Permitted Sale.

            "NET CASH PROCEEDS" shall mean the net cash received by Signal in connection with any Permitted Sale after deducting reasonable commissions, documentary transfer taxes, title insurance premiums, recording and escrow fees, reasonable attorneys' fees and disbursements and other customary closing costs, but only to the extent such amounts are paid to third parties which are not Affiliates of KREG or Signal and are equal to or less than six percent (6%) of the gross Permitted Sale proceeds or a greater percentage reasonably approved by the Lender.

            "NOTE" shall mean the promissory note provided for by Section 2.3 hereof and substantially in the form of Exhibit E annexed hereto, including all amendments, modifications, supplements, extensions or novations thereto and any appendices, exhibits or schedules thereto, and shall refer to such promissory note as the same may be in effect at the time such reference becomes operative.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

            "PERMITTED EXCEPTIONS" shall have the meaning assigned to such term in Section 9.2 hereof.

            "PERMITTED SALES" shall have the meaning assigned to such term in
Section 13.13 hereof.

            "PERSON" shall mean any individual, corporation, company, voluntary association, partnership, limited partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

            "PLAN" shall mean an employee benefit or other plan established or maintained by the Guarantors or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

            "PLEDGE AGREEMENT" shall mean that certain Stock Pledge Agreement, dated as of the date hereof, executed by Signal to secure its obligations under this Agreement and the Secured Guaranty, with respect to the stock of SBC (the "BOLSA CHICA STOCK") substantially in the form of Exhibit F annexed hereto, including all amendments, modifications, supplements, extensions or novations thereto and any appendices, exhibits or schedules thereto, and shall refer to such pledge agreement as the same may be in effect at the time such reference becomes operative.

            "POST-DEFAULT RATE" shall mean, in respect of any principal of the Loan or any other amount payable by KREG, Signal or the Guarantors under this Agreement or the Note or the other Loan Documents that is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to four percent (4%) above the Prime Rate.

            "PRIME RATE" shall mean the rate of interest publicly announced by Mellon Bank, N.A. from time to time as its prime rate effective in New York, New York, adjusted as of the date of an announcement in New York, New York of any change in such prime rate, whether or not KREG has notice thereof. Each change in Prime Rate shall be effective as of 12:01 a.m. on the Business Day on which the change in the prime rate is first announced or published, unless otherwise specified in such announcement or publication, in which case the change shall be effective as so specified.

            "PRINCIPAL OFFICE" shall mean the principal office of the Lender, located at 2 World Financial Center, New York, New York 10281 or any other office designated as such in writing by the Lender.

            "PROPERTY" shall mean assets and properties, whether real, personal or mixed, tangible or intangible.

            "REGULATORY CHANGE" shall mean any change after the Closing Date in United States Federal, state or foreign law, rules or regulations or the adoption or any making after the Closing Date of any interpretation, directive or request (whether or not having the force of law) applying to a class of financial institutions including the Lender by any court or governmental or monetary authority charged with the interpretation or administration thereof.

            "REIMBURSEMENT AGREEMENT" shall mean the Letter of Credit and Reimbursement Agreement, dated as of the date hereof, between KREG and the Lender, including all amendments, modifications, supplements, extensions or novations thereto and any appendices, exhibits or schedules thereto, and shall refer to such reimbursement agreement as the same may be in effect at the time such reference becomes operative.

            "REIMBURSEMENT GUARANTY" shall mean the Secured Guaranty, dated as of the date hereof, between Signal and the Lender, including all amendments, modifications, supplements, extensions or novations thereto and any appendices, exhibits or schedules thereto, and shall refer to such secured guaranty as the same may be in effect at the time such reference becomes operative; the performance of KREG's obligations under the Reimbursement Agreement are unconditionally Guaranteed by Signal pursuant to the Reimbursement Guaranty.

            "RELATED PERSON" shall mean, with respect to any specified Person, any other Person that is an Affiliate of the specified Person or any partner of the specified Person (if such Person is a partnership) or any shareholder of the specified Person (if such Person is a corporation).

            "RELEASE" shall mean any satisfaction, release, assignment instrument, deed of reconveyance or similar instrument or instruments (each in recordable form and otherwise in form reasonably satisfactory to KREG and Signal but without any representation or warranty of the Lender (other than a warranty as to the Lender's own acts)) necessary to release any portion of any Collateral

(including the Securities Accounts) from the Lien of all applicable Security Documents.

            "REMEDIAL WORK" shall have the meaning assigned to such term in
Section 10(b) hereof.

            "SATISFACTORY RESOLUTION" or "SATISFACTORILY RESOLVED" shall mean, with respect to the Henley Facilities Audit: (i) except for the Abex Tax Disputes, expiration of the applicable statute of limitations prior to the assertion by the IRS of any Assessment or adjustment in Taxes for the 1988 or 1989 tax years for KREG or any member of the KREG Consolidated Tax Group for such years; (ii) dismissal of any claims for any Assessment or receipt of a technical advisory letter from regional or national counsel for the IRS that the Henley Facilities Audit will not result in an Assessment; or (iii) subject to
Section 9.10 hereof, entry into a settlement agreement with the IRS which is reasonably acceptable to the Lender.

            "SBC" shall mean Signal Bolsa Corporation, a California corporation and Wholly-Owned Subsidiary of Signal.

            "SECURED GUARANTY" shall mean that certain Secured Guaranty, dated as of the date hereof, by and between Signal and Lender, including all amendments, modifications, supplements, extensions or novations thereto and any appendices, exhibits or schedules thereto, and shall refer to such secured guaranty as the same may be in effect at the time such reference becomes operative.

            "SECURITIES ACCOUNT AGREEMENT" shall mean the Securities Account, Security, Pledge and Assignment Agreement, dated as of the date hereof, executed by Signal, KREG, and the Lender, including all amendments, modifications, supplements, extensions or novations thereto and any appendices, exhibits or schedules thereto, and shall refer to such securities account agreement as the same may be in effect at the time such reference becomes operative.

            "SECURITIES ACCOUNT NOTICE AGREEMENT" shall mean the Notice and Account Agreement, dated as of the date hereof, executed by Signal, KREG, the Lender, and Delaware Trust Capital Management, Inc., including all amendments, modifications, supplements, extensions or novations thereto and any appendices, exhibits or schedules thereto, and shall refer to such notice and account agreement as the same may be in effect at the time such reference becomes operative.

            "SECURITIES ACCOUNTS" shall mean, collectively, the KREG Securities Account and the Eagle Crest Securities Account.

            "SECURITY DOCUMENTS" shall mean, collectively, the Loan
Guaranties, the Secured Guaranty, the Securities Account Agreement, the Pledge Agreement and all Uniform Commercial Code financing statements required by this Agreement or the other Loan Documents executed and delivered to the Trustee or the Lender by KREG, Signal, SBC, or any of the Guarantors in connection with any of the foregoing documents, including all amendments, modifications, supplements, extensions or novations thereto and any appendices, exhibits or schedules thereto and any Bolsa Chica Mortgage created pursuant to Section 8.7 of this Agreement, and shall refer to such documents as the same may be in effect at the time such reference becomes operative.

            "SIGNAL FINANCIAL STATEMENT" shall mean that certain Signal Landmark balance sheet, statement of operations and statement of cash flow (in Thousands) for the nine months ended September 30, 1994 and September 30, 1993 attached hereto as Exhibit J.

            "SUBORDINATED DEBENTURES" shall have the meaning assigned to such term in Section 11.11 of the Reimbursement Agreement.

            "SUBSIDIARY" shall mean, with respect to any Person, any (i) corporation of which at least a sufficient number of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person and/or one or more of such Person's Subsidiaries or (ii) partnership or other entity with respect to which such Person has possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such partnership or other entity. "WHOLLY-OWNED SUBSIDIARY" shall mean, with respect to any Person, any such Subsidiary of which all of the equity, other than directors' qualifying shares, is so owned or controlled by such Person.

            "TAXES" shall mean all Federal, state, local or foreign taxes, and other assessments, fees or charges of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

            "TENANTS" shall mean any and all tenants, licensees, occupants, concessionaires, or other Person or Persons possessing, occupying or otherwise using or having a right to use, any space at any Collateral Property, whether under written agreement or otherwise.

            "TITLE COMPANIES" shall have the meaning assigned to such term in
Section 6.3 hereof.


            "TRUSTEE" shall mean Chicago Title Insurance Company in its capacity as trustee under the Mortgages.

            1.2   ACCOUNTING TERMS AND DETERMINATIONS.

                  (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a consistent basis. All calculations made for the purposes of determining compliance with the terms of this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a consistent basis.

                  (b) KREG shall deliver to the Lender at the same time as the delivery of any annual or quarterly financial statement under
      Section 8.1 hereof a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the immediately preceding annual or quarterly financial statements, and reasonable estimates of the difference between such statements arising as a consequence thereof.

                  (c) To enable the ready and consistent determination of compliance with the covenants set forth in Section 8 hereof, KREG will not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30, respectively.

            Section 2.  AMOUNT AND TERMS OF LOAN.

            2.1   DRAWS.

                  (a) Upon and subject to the terms and conditions hereof, from time to time, KREG may request, and the Lender shall fund, Draws, not to exceed $5,000,000 in the aggregate outstanding. Draws shall only be used to pay for the construction costs incurred by Signal and approved by the Lender, in accordance with the terms hereof, in connection with Signal's development of the Eagle Crest Project, until substantial completion of the Eagle Crest Project Infrastructure, subject to KREG's one-time right to re-Draw proceeds in accordance with Section 6.2(g) hereof. KREG agrees that all Initial Draw Proceeds shall be immediately deposited into and disbursed in accordance with, the Construction Funds.

                  (b) Each Draw shall be made on notice, given no later than 3:00 P.M. (New York Time) on the Business Day which is five (5) Business Days prior to the proposed Draw, by KREG to the Lender. Each such notice shall be in writing in substantially the form of Exhibit G hereto, specifying therein the requested date and amount of such Draw. The Lender shall, within five (5) Business Days approve or disapprove such requested Draw in the Lender's reasonable discretion and, if such Draw is approved and upon fulfillment of the applicable conditions set forth in Section 6 hereof, wire to KREG the amount of such Draw. If any such Draw is disapproved, the Lender shall specify in writing the reasons for such disapproval and the actions required to be taken by KREG to obtain the Lender's approval.

            2.2   FEES.

                  (a) INVESTMENT BANKING FEE. Concurrently with the execution hereof, KREG shall pay to NSI an investment banking fee for investment banking services rendered in connection with the Loan equal to $93,750. Such fee shall be paid to NSI by wire transfer to its account with

      Mellon Bank Pittsburgh, ABA Number 04300261, Account Name: NSI, Account Number: 1982122, Reference: Koll Real Estate Group.

                  (b) DRAW FEE. Upon the funding of each Draw, KREG shall pay to the Lender a Draw Fee equal to 1.5% of such Draw. Such fee shall be paid to Lender by wire transfer to its account with Mellon Bank Pittsburgh, ABA Number 04300261, Account Name: NACC Clearance Account, Account Number: 109-2525, Reference: Koll Real Estate Group.

            2.3 NOTE. The Loan shall be evidenced by a single promissory note of KREG in the form of EXHIBIT E attached hereto. The date and amount of each Draw under the Loan, and each payment made on account of the principal thereof, shall be (i) recorded by the Lender on its books and (ii) prior to any transfer of the Note, endorsed by the Lender, by way of a notation deducting such payment from or adding such Draw to the principal amount of such Loan on the schedule attached to the Note (or any continuation thereof) which notation and endorsement shall be controlling absent demonstrable error; provided that the failure of the Lender to make any such notation or endorsement shall not affect the obligations of KREG hereunder or under the Note. The Note shall be secured by the Secured Guaranty, which is secured by the Collateral owned by Signal, including, without limitation, the Collateral Properties and the Bolsa Chica Stock.

            2.4 MANDATORY PREPAYMENTS OF THE LOAN. In the event that Signal elects to sell any portion of the Collateral Property in accordance with Section
13.13 hereof, then with respect to any Permitted Sale, the NACC Share shall be paid to the Lender at the closing of such Permitted Sale and applied as follows:
(i) first, if a Draw has occurred under the LOC Documents or a Settlement Loan has been made under the LOC Documents, the NACC Share shall be paid to the Lender at the closing of such sale and applied against the "Repayment Amount" (as defined in Section 7.1 of the Reimbursement Agreement), together with all interest, fees and charges due thereon, in such order and priority as the Lender may determine in its sole and absolute discretion; (ii) then any remaining balance of the NACC Share shall be paid to the Lender and applied against all amounts outstanding under the Loan Documents, if any, in such order and priority as the Lender may determine in its sole and absolute discretion; (iii) then any remaining balance of the NACC Share shall be deposited into the KREG Securities Account.

            2.5 OPTIONAL PREPAYMENTS OF THE LOAN. KREG shall have the right to voluntarily prepay the entire outstanding amount (or any portion thereof provided that such portion shall equal no less than $1,000,000) of the Loan at any time, provided that KREG shall give the Lender irrevocable prior written notice of such prepayment at least five (5) Business Days prior to the prepayment date designated in the prepayment notice. Such prepayment shall be accompanied by the payment of any interest and fees on the amount of such prepayment that have accrued and remain unpaid through the date of such prepayment.

            2.6 CONSTRUCTION LOAN.The Loan is a construction loan, as such term is used in Section 6323(c)(2) of the Code.

            Section 3.  PAYMENTS OF PRINCIPAL AND INTEREST.

            3.1 REPAYMENT OF LOAN. Subject to the prepayment provisions set forth in Section 2 hereof, KREG will pay to the Lender the Loan Amount together with all interest, fees and charges due thereon, on the Maturity Date.

            3.2   INTEREST.

                  (a) MONTHLY PAYMENT. Prior to the Maturity Date, interest on the Loan shall be payable in arrears, on each Interest Payment Date, at the Facility Rate. Notwithstanding the foregoing, KREG will pay to the Lender interest at the applicable Post-Default Rate on any principal of the Loan and (to the fullest extent permitted by law) on any other amount payable by KREG hereunder or under the Note or under the other Loan Documents, which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period from and including the due date thereof (or the date on which any applicable notice or cure period expires) to but excluding the date the same is paid in full.

                  (b) FACILITY RATE. Except as otherwise provided herein, interest on the Loan shall accrue at the following interest rate (referred to herein as the "FACILITY RATE"): the LIBOR Base Rate plus 400 Basis Points.

            Section 4.  PAYMENTS; COMPUTATIONS; ETC.

            4.1   PAYMENTS.   Except to the extent otherwise provided herein,
all payments of principal, interest and other amounts to be made by KREG under this Agreement and the Note shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the account of the Lender maintained with Mellon Bank Pittsburgh, ABA Number 04300261,
Account Name: Nomura Asset Capital Corporation, Account Number: 091-0944,
Reference: Koll Real Estate Group (or at such other place as the Lender may designate in writing from time to time), not later than 3:00 p.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). All payments of principal of the Loan under this Agreement (including, without limitation, prepayments as a result of the acceleration of the Loan pursuant to Section 11 hereof) shall be applied to the Loan in such order of priority as the Lender shall elect. If the due date of any payment under this Agreement or the Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

            4.2 COMPUTATIONS. Interest on the Loan shall be computed on the basis of a 360 day year and actual days elapsed (including the first day but excluding the last day) occurring in the period for which interest is payable.

            4.3 SETOFF. KREG agrees that, in addition to (and without limitation of) any right of set-off or counterclaim the Lender may otherwise have, the Lender shall be entitled, at its option, to offset balances held by the Lender or any of the Lender's Affiliates for account of KREG at any of its offices, in Dollars or in any other currency, against any principal of or interest on the Loan, or any other amount payable to the Lender hereunder, which is not paid when due (regardless of whether such balances are then due to KREG), in which case it shall promptly notify KREG thereof, provided that the Lender's failure to give such notice shall not affect the validity thereof.

            Section 5.  YIELD PROTECTION AND ILLEGALITY.

            5.1   ADDITIONAL COSTS.

                  (a) KREG shall pay to the Lender from time to time such amounts as the Lender may reasonably determine to be necessary to compensate it for any increase in costs which the Lender actually incurs as a direct result of its making or maintaining the Loan or its obligation to fund any portion of the Loan hereunder, or any reduction in any amount receivable by the Lender hereunder in respect of the Loan or such obligation

      (such increases in costs and reductions in amounts receivable being herein called "ADDITIONAL COSTS"), resulting from any Regulatory Change which:

                              (i) imposes or modifies any reserve or similar requirement relating to any extensions of credit or other assets of the Lender or any commitment of the Lender; or

                              (ii) imposes any other condition affecting this Agreement or the Note (or any of such extensions of credit).

                  (b) The Lender will notify KREG of any Regulatory Change occurring after the date of this Agreement that will entitle the Lender to compensation under Section 5.1(a) hereof as promptly as practicable but in any event within thirty (30) Business Days after the Lender obtains actual knowledge thereof; provided, however, that if the Lender fails to give such notice within thirty (30) Business Days after it obtains actual knowledge of such an event, the Lender shall, with respect to compensation payable pursuant to this Section 5.1 in respect of any costs resulting from such event, only be entitled to payment under this Section 5.1 for costs incurred from and after the date that is thirty (30)
      Business Days prior to the date that the Lender does give such notice.
      The Lender will furnish to KREG a certificate setting forth the basis and amount of each request by the Lender for compensation under paragraph
      Section 5.1(a), which certificate shall include reasonably detailed evidence of such Additional Costs. Determinations and allocations by the Lender for purposes of this Section 5.1 of the effect of any Regulatory Change pursuant to Section 5.1(a) hereof, on its costs or rate of return of maintaining the Loan or its obligation to fund any portion of the Loan, or on amounts receivable by it in respect of the Loan, and of the amounts required to compensate the Lender under this Section 5.1, shall be conclusive, absent manifest error, provided that such determinations and allocations are made on a reasonable basis.

                  (c) The Lender shall take such actions as it deems reasonable to avoid or reduce Additional Costs resulting from any Regulatory Change; provided, however, that the cost of any such actions shall be included in the Additional Costs to be paid by KREG to the Lender hereunder.

            5.2 LIMITATIONS ON LIBOR BORROWINGS. Notwithstanding anything herein to the contrary, if, on or prior to any determination of the LIBOR Base Rate hereunder, the Lender determines (which determination shall be conclusive, absent manifest error) that quotations of interest rates for the deposits referred to in the definition of "LIBOR Base Rate" in Section 1.1 hereof are not available, then the applicable rate shall be the rate per annum which the Lender reasonably determines to be either (i) the arithmetic mean (rounded upwards if necessary to the nearest whole multiple of 1/32%) of the United States dollar lending rates for a one (1) month period that leading New York City banks selected by the Lender are quoting, on the relevant determination date, to the principal London offices of at least two of the following banks: Bank of Tokyo Ltd., Barclay's Bank plc, National Westminster Bank plc and Bankers Trust Company or (ii) if the Lender cannot determine such arithmetic mean, the lowest United States dollar lending rate for a one (1) month period that leading New York City banks selected by the Lender are quoting on such determination date to leading European banks.

            5.3 ILLEGALITY. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Lender to honor its obligation to make or maintain the Loan hereunder, then the Lender shall promptly notify KREG thereof and the Lender's obligation to fund any further portions of the Loan shall be suspended until such time as the Lender may again make and maintain the Loan; provided, however, that if such illegality is based upon the Lender's inability to fund or maintain LIBOR based loans, then the Facility Rate shall be the Prime Rate plus 200 Basis Points for so long as the Lender is prevented from funding or maintaining LIBOR based loans.

            5.4 COMPENSATION. KREG shall pay to the Lender, upon the request of the Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it (and any assignee or participant) for any actual loss, cost or expense which the Lender reasonably determines are attributable to LIBOR breakage costs resulting from any prepayment of the Loan for any reason (including, without limitation, a prepayment resulting from the acceleration of the Loan pursuant to Section 11 hereof) on a date other than an Interest Payment Date.

            Section 6.  CONDITIONS PRECEDENT.

            6.1 DELIVERIES PRIOR TO THE CLOSING DATE. On or before the Closing Date, KREG shall have delivered to the Lender each of the following:

                  (a) CORPORATE ACTION. Certified copies of the charter and by-laws of Signal and KREG and all corporate action taken by Signal and KREG approving the Loan Documents and any and all future borrowings by KREG hereunder and all other Loan Documents to which Signal or KREG is a party (including, without limitation, a certificate setting forth the resolutions of the Boards of Directors of Signal and KREG adopted in respect of the transactions contemplated hereby).

                  (b) INCUMBENCY. A certificate of Signal and KREG in respect of each of the officers (i) who is authorized to sign on its behalf this Agreement, the Note and all other Loan Documents to which Signal or KREG is a party and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with the Loan Documents and the transactions contemplated thereby (and the Lender may conclusively rely on such certificate until it receives notice in writing from Signal or KREG as applicable, to the contrary).

                  (c)   NOTE.  The Note, duly executed and delivered by KREG.

                  (d) SECURED GUARANTY. The Secured Guaranty, duly executed and delivered by Signal.

                  (e) LOAN GUARANTIES. The Loan Guaranties, duly executed and delivered by the Guarantors (other than Signal).

                  (f) PLEDGE AGREEMENT. The Pledge Agreement, duly executed and delivered by Signal, together with all of the documents, instruments and certificates to be delivered to the Lender pursuant to the Pledge Agreement, including, without limitation, the SBC Stock.

                (g) SECURITIES ACCOUNT AGREEMENT AND SECURITIES ACCOUNT NOTICE AGREEMENT. The Securities Account Agreement, duly executed and delivered by KREG and Signal together with all of the documents, instruments and certificates to be delivered to the Lender pursuant to the Securities Account Agreement, including, without limitation, the Securities Account Notice Agreement duly executed and delivered by Signal, KREG and Delaware Trust Capital Management, Inc.

                  (h) FINANCIALS. A certificate of a senior officer of KREG attaching thereto financial statements of KREG, together with a certificate of such senior officer to the effect that such information is accurate to the best knowledge of KREG and such senior officer.

                  (i) APPRAISALS/ STUDIES. Such appraisals and/or market studies as the Lender may reasonably request.

                  (j) OPINION OF COUNSEL TO KREG AND THE GUARANTORS. An opinion of counsel(s) to KREG and the Guarantors with respect to (i) the enforceability of the Loan Documents against KREG and the Guarantors, as applicable, (ii) the enforceability of the Lender's rights with respect to the Securities Accounts, and (iii) such other matters as the Lender may reasonably request and otherwise in form and substance and from counsel reasonably satisfactory to the Lender.

                  (k) MORTGAGES. A duly executed, acknowledged and recorded first Mortgage which shall constitute a valid first mortgage lien on the fee simple title to each Collateral Property and which shall secure all of the Obligations (as defined in the Mortgage), subject only to such defects, liens, encumbrances, assessments, security interests, restrictions, easements and other title exceptions as shall be reasonably approved by the Lender.

                  (l)   TITLE INSURANCE.

                         (1) A policy or policies of title insurance
            (collectively, the "TITLE POLICIES"), each on forms of and issued by one or more title companies reasonably satisfactory to the Lender (the "TITLE COMPANIES"), showing fee simple title vested in Signal and insuring the first priority of the Liens created under the Mortgages in an amount for each Collateral Property equal to not less than the Maximum Loan Amount, subject only to such defects, liens, encumbrances, assessments, security interests, restrictions, easements and other title exceptions as are reasonably satisfactory to the Lender.

            Such Title Policies shall also contain such endorsements and affirmative insurance provisions as the Lender may reasonably require, including, but not limited to, a tie-in endorsement with respect to each other Collateral Property. In addition, Signal and/or KREG shall have paid to the Title Companies all expenses and premiums of the Title Companies in connection with the issuance of such Title Policies and an amount equal to the recording fees payable in connection with recording the Mortgages in the appropriate county land offices.

                        (2) An owner's policy of title insurance in form reasonably satisfactory to the Lender and issued by the Title Companies, showing fee simple title in the Bolsa Chica Project vested in SBC, in an amount equal to no less than $1,000,000, subject only to such defects, liens, encumbrances, assessments, security interests, restrictions, easements and other title exceptions as are reasonably satisfactory to the Lender.

                  (m) INSURANCE. Certificates of insurance evidencing the existence of all insurance required to be maintained by Signal and/or KREG pursuant to the Loan Documents and the designation of the Lender as the loss payee thereunder to the extent required by the Loan Documents, such certificates to be in such form and contain such information as is specified in the Loan Documents.

                  (n) UCC FINANCING STATEMENTS. UCC-1 financing statements (in form and substance reasonably acceptable to the Lender), or amendments thereto, if applicable, covering fixtures and personal property owned by Signal and/or KREG, and affixed to, or used in connection with, each Collateral Property, in each case appropriately completed and duly executed, acknowledged and filed in the appropriate land offices.

                  (o) MANAGEMENT AGREEMENT ASSIGNMENT. A first priority assignment to the Lender (in form and substance reasonably acceptable to the Lender) of the Eagle Crest Management Agreement, and all amounts, issues and profits to be derived from the Eagle Crest Management Agreement or any other Management Agreement.

                  (p) ENVIRONMENTAL AUDIT. Evidence reasonably satisfactory to the Lender that, except as otherwise disclosed to the Lender in writing prior to the Closing Date (including, without limitation, matters disclosed in the Reimbursement Agreement) and except for Excluded Hazardous Materials, (a) there are no pending or threatened claims, suits, actions or proceedings arising out of or relating to the existence of any Hazardous Materials at, in, on or under any Collateral Property or the Bolsa Chica Project, (b) each Collateral Property and the Bolsa Chica Project is in full compliance with all applicable Environmental Laws, (c) no Hazardous Materials exist at, in, on or under any Collateral Property or the Bolsa Chica Project, except in compliance with applicable Environmental Laws, (d) Signal has complied (or has made arrangements to comply) with the recommendations of all environmental consultant(s) referred to in this subparagraph, and (e) all Hazardous Materials have been removed from each proposed Collateral Property to the extent required by applicable law. Such evidence shall include, without limitation, (i) an updated environmental audit as to each of the Collateral Properties (which shall include, without limitation, Phase I environmental studies and, if recommended by the consultant who prepared the Phase I study and if the Lender shall reasonably request, Phase II environmental studies), reasonably satisfactory, in form and substance, to the Lender, conducted and certified by a qualified, independent environmental consultant licensed by the State of California, which reports shall include a statement that all required Environment-related approvals from all governmental and quasi-governmental authorities having jurisdiction with respect to the Collateral Properties, if any, have been obtained and (ii) such other environmental reports, inspections and investigations as the Lender shall, in its reasonable discretion, require, prepared, in each instance, by engineers or other consultants reasonably satisfactory to the Lender. All such audits, approvals, reports, inspections and investigations shall be paid for by Signal and/or KREG and shall be reasonably satisfactory, in form and substance, to the Lender.

                  (q) PROJECT BUDGETS. Project budgets and development schedules for each Collateral Property and the Bolsa Chica Project for the two-year period following the Closing Date, in form and substance reasonably satisfactory to the Lender.

                  (r) SEARCHES. Copies of the UCC filing searches, tax lien searches, judgment, real estate tax searches and municipal department searches setting forth any and all building violations (if available) conducted in respect of Signal and KREG in all relevant jurisdictions and in each county where a Collateral Property is located demonstrating, as of a date not more than thirty (30) days prior to any requested Draw date, the existence of no other financing statements with respect to Signal and KREG or any Collateral Property.

                  (s) MATERIAL CONTRACTS. Certified copies of all material contracts and agreements (collectively, "MATERIAL CONTRACTS") relating to each Collateral Property, including, without limitation, all material construction and service contracts and management agreements covering or affecting each Collateral Property and all permits, approvals and licenses issued with respect to each Collateral Property, but specifically not including any contract, agreement, permit, approval or license which may be terminated upon no more than thirty (30) days notice without penalty or payment.

                  (t) PROPERTY CONDITION REPORTS. To the extent available, reports covering the geologic and soils condition of each Collateral Property and the Bolsa Chica Project, which reports shall have been prepared, in each instance, by an engineer or other professional reasonably satisfactory to the Lender.

                  (u) TAX ASSESSMENT. Evidence that each proposed Collateral Property and the Bolsa Chica Project is assessed separate and apart from any other Property for local property tax and subdivision purposes.

                  (v) OTHER DOCUMENTS. Such other documents relating to the transactions contemplated hereby as the Lender or counsel to the Lender may reasonably request.

                  (w) FEES AND EXPENSES. Evidence (including, without limitation, payment instructions given by KREG) that (1) all fees and expenses payable to the Lender, including, without limitation, the fees and expenses referred to in Section 13.3 hereof, to the extent then due and payable, have been paid in full, and (2) all filing or recording charges required to be paid in connection with the execution, delivery or recording of the

      Security Documents as well as all title premiums and other title and survey charges have been paid in full.

            6.2 CONDITIONS TO FUNDING. The Lender's obligation to fund any Draw hereunder shall be conditioned upon the following, both immediately prior to the funding of such Draw and also after giving effect thereto:

                  (a)   DEFAULT.  No default with respect to Sections 11(a),
      (g), (h) and (i) hereof shall have occurred and be continuing and no default with respect to Section 11(d) that would have a material adverse effect on the financial condition of KREG or the value of the Collateral shall have occurred and be continuing.

                  (b) EVENT OF DEFAULT. No Event of Default shall have occurred and be continuing.

                  (c) REPRESENTATIONS. Except for representations and warranties expressly made or deemed made as of a specific date (which representations and warranties shall be expressly stated to be true and correct in all material respects on and as of such specific date when made again on the date of funding any portion of the Loan), the representations and the warranties made by KREG and Signal in Section 7 hereof and elsewhere in this Agreement or the other Loan Documents and made by the Guarantors in the Secured Guaranty and the Loan Guaranties shall be true and complete in all material respects on and as of the date of the funding of such portion of the Loan with the same force and effect as if made on and as of such date.

                  (d) NO ASSESSMENTS; RECORDING TAXES. No Assessment including, without limitation, any Assessment in connection with the Henley Facilities Audit, has been made, filed, or otherwise assessed against KREG, the Guarantors, the Collateral, or any of the property, assets or revenues of KREG. KREG and Signal shall have paid or caused to be paid all mortgage recording taxes payable (if any) in each jurisdiction in which any Collateral Property is located and shall have delivered to the Lender any and all supplemental or additional mortgages, in form and substance reasonably satisfactory to the Lender, as may be reasonably required by the Lender in connection with such funding.

                  (e) RE-AFFIRMATION OF LOAN GUARANTIES. Prior to the funding of any Draw, KREG shall deliver to the Lender a letter (in form and substance reasonably acceptable to the Lender) addressed to the Lender and executed by each of the Guarantors, pursuant to which each of the Guarantors reaffirms that its respective Guaranty is in full force and effect and reaffirms and remakes all of its representations, warranties, covenants and waivers contained therein as of the funding date (except for representations and warranties expressly made or deemed to be made as of a specific date (which representations and warranties shall be expressly stated to be true and correct on and as of such specific date when made again on the date of such funding)).

                  (f)   ESTABLISHMENT OF CONSTRUCTION FUNDS.  Signal and/or
      KREG shall deposit $5,000,000 in the aggregate (in addition to the Initial Draw Proceeds to be deposited therein) into either (i) one or more construction funds (collectively, the "CONSTRUCTION FUNDS") established with the Lender and/or City of Escondido and/or such other political subdivisions and utility authorities with jurisdiction over the Eagle Crest Project, or (ii) the Eagle Crest Securities Account in addition to any other amounts to be deposited therein pursuant to the terms hereof or of the Securities Account Agreement. Concurrently with the establishment of each such Construction Fund, (i) Signal and/or KREG and the various authorities which shall control such Construction Fund shall execute and deliver one or more escrow agreements approved by the Lender, which agreements shall (1) govern disbursements from such Construction Fund, (2) require all such funds be used solely for the cost of the Eagle Crest Project infrastructure and (3) include commercially reasonable construction loan disbursement procedures and procedures for reporting the activity with respect to such accounts to the Lender and (ii) the Lender shall allow KREG to withdraw from the Eagle Crest Securities Account solely for deposit into such Construction Fund amounts required to be deposited into such Construction Fund pursuant to the agreements governing such Construction Fund and (iii) Signal shall execute and deliver to the Lender an Assignment of Construction Fund Accounts and Agreements with respect to such Construction Fund.

                (g) ADDITIONAL REQUIREMENTS FOR A DRAW SUBSEQUENT TO THE INITIAL DRAW. KREG shall have a one-time right to re-Draw funds for the Eagle Crest Project and the Fairbanks Project and to satisfy KREG's obligation to deposit an additional $2,000,000 for the Eagle Crest Project Infrastructure costs into the Construction Funds or the Eagle Crest Securities Account pursuant to Section 8.6 hereof, and subject to satisfaction of the additional conditions set forth in Section 9.6, for the Bolsa Chica Project if and only if: (1) the Initial Draw Proceeds, together with all interest, fees and other charges thereon have been repaid in full and no Event of Default has occurred and is continuing under the Loan Documents or the LOC Documents; (2) no fewer than eighty
      (80) home sites at the Eagle Crest Project have been sold in accordance with the terms and conditions hereof and for an average of no less than $80,000 per lot; (3) not more than two hundred (200) home sites at the Eagle Crest Project have been sold in total; (4) the "Gross Operating Profit" (as set forth in the manager's statement delivered pursuant to the Eagle Crest Management Agreement) (such statement to be in substantially the same form and following the same accounting principles as in previous statements) of the golf course at the Eagle Crest Project for the fiscal year preceding the re-Draw is at least $750,000; (5) all matters relating to the Henley Facilities Audit have been satisfactorily resolved or no Assessment (including, without limitation, any Assessment resulting from the Henley Facilities Audit) has been made, filed, or otherwise assessed against KREG, any of its Affiliates, the Collateral, or any of the property, assets or revenues of KREG and KREG shall have delivered to the Lender an opinion of counsel, in form and substance reasonably acceptable to the Lender, confirming that the Lien of the Mortgages on the Collateral Properties shall have priority over the lien of any Assessments; and (6) the funding date of the re-Draw is on or before June 1, 1996.

               (h) GUARANTIES BY SUBSIDIARIES. A Guaranty (in substantially the form of the Exhibit B hereto) executed and delivered to the Lender by each direct Wholly-Owned Subsidiary of KREG which (i) is not then a Guarantor and (ii) has assets the fair value of which exceed its liabilities.

                 (i) SEARCHES. Copies of the UCC filing searches, tax lien searches, judgment, real estate tax searches and municipal department searches setting forth any and all building violations (if available) conducted in respect of Signal and KREG in all relevant jurisdictions and in each county where a Collateral Property is located demonstrating, as of a date not more than thirty (30) days prior to any requested Draw date, the exis-tence of no other financing statements with respect to Signal and KREG or any Collateral Property.

               (j) FEES AND EXPENSES. Evidence that (1) all fees and expenses payable to the Lender or NSI hereunder, to the extent then due and payable, have been paid in full, and (2) all fees and charges required to be paid in connection with the Security Documents and the Securities Accounts have been paid in full.

            Section 7. REPRESENTATIONS AND WARRANTIES. KREG hereby makes each of the representations and warranties set forth in Section 11 of the Reimbursement Agreement as though set forth fully herein, as of the date hereof and, subject to the qualification set forth in Section 6.2(c) hereof, as of the date on which each Draw is funded (notwithstanding any earlier termination of the Reimbursement Agreement). Signal represents and warrants to the Lender, as of the date hereof and, subject to the qualification set forth in Section 6.2(c) hereof, as of the date on which each Draw is funded, that:

            7.1 CORPORATE EXISTENCE. Signal (i) is a corporation that was duly organized and is validly existing under the laws of the jurisdiction of incorporation, (ii) has all the requisite corporate power and all material government licenses, authorizations, consents and approvals necessary to own its assets and carry on its businesses as it is now being conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted makes such qualification necessary; and (iv) together with its Wholly-Owned Subsidiary, SBC, is a member of the KREG Consolidated Tax Group.

            7.2   FINANCIAL STATEMENTS.

             (a) All financial data with respect to Signal, the other Guarantors, the Collateral Properties and the Bolsa Chica Project heretofore delivered to the Lender in writing is true, complete and correct in all material respects and accurately represents the financial condition of Signal in all material respects and the Collateral Properties and the Bolsa Chica Project as of the date set forth therein. There has been no material adverse change in the business, operations, prospects or financial condition of Signal, the Collateral
Properties or the Bolsa Chica Project since the date of such data.   To the
knowledge of Signal after due inquiry, Signal has not incurred any obligation or liability, contingent or other-wise, not reflected in such financial data which might materially adversely affect the financial condition of Signal or the value of the Collateral.

            (b) The line item on the Signal Financial Statement designated as $89,422,000 for "Other liabilities" for the nine month period ending on September 30, 1994 includes approximately $1,000,000 of pension and litigation reserves and approximately $88,422,000 of deferred tax liabilities (the "DEFERRED TAX AMOUNT"), which Deferred Tax Amount represents deferred income taxes which will become due upon the entitlement and sale of the Bolsa Chica Project, based upon the difference between the Signal's tax basis in such property and its financial statement basis for such property. No portion of the Deferred Tax Amount shall be due or owing prior to a sale of all or any portion of the Collateral Properties or the Bolsa Chica Project with respect to which the sale price exceeds Signal's tax basis for the property so sold. Upon the consummation of any such sale, Signal's tax liability in connection with such sale shall not exceed Signal's effective tax rate multiplied by the amount by which the sale price of the property sold exceeds Signal's tax basis in such property.

            7.3 MATERIAL LITIGATION. Except as set forth on Exhibit H attached hereto, and any litigation challenging the approval of any entitlements for the Bolsa Chica Project, there are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of Signal) threatened against Signal, any Collateral Property or the Bolsa Chica Project which, if adversely determined, could have a material adverse effect on the financial condition of Signal or the value of any of the Collateral.

            7.4 NO BREACH. None of the execution and delivery of this Agreement or any other Loan Document to which Signal is a party, the consummation of the transactions herein and therein contemplated and compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent (except such consents as have been obtained) under the charter or by-laws of Signal, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Signal is a party or by which it is bound or is subject, or constitute a default under any such agreement or instrument, or (except for the Liens arising under the Security Documents) result in the creation or imposition of any Lien upon any of the revenues or assets of Signal or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

            7.5 CORPORATE ACTION. Signal has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which Signal is a party; and the execution, delivery and performance by Signal of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary corporate action on the part of Signal.

            7.6 APPROVALS. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by Signal of this Agreement and the other Loan Documents to which it is a party or for the validity or enforceability thereof, except to the extent that the failure to obtain or to make such authorizations, approvals, consents, filings or registrations would not have a material adverse effect on Signal's financial condition or the value of any of the Collateral.

            7.7 MARGIN STOCK. Signal is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock and no part of the proceeds of any Loan hereunder will be used to buy or carry any margin stock.

            7.8 ERISA. The Guarantors, Signal and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business).

            7.9 TAXES. Signal and each of its Affiliates have filed all United States Federal income tax returns and all other material tax returns which are required to be filed (and, where Signal or any of its Affiliates has been a member of a consolidated group, the parent of such consolidated group has filed all such returns) and all such returns are true, complete and correct in all material respects. All Taxes due pursuant to such returns or pursuant to any assessment have been paid, except as disclosed to the Lender in writing prior to the Closing Date or the date of any disbursement of Loan proceeds. The charges, accruals and reserves on the books of Signal and each of its Affiliates in respect of Taxes are, in the opinion of Signal, adequate. No deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Signal, or any its Affiliates, or the Collateral, or against any other Person to whom Signal or its Affiliates may have an indemnification, reimbursement, contribution or similar obligation, except as disclosed to the Lender in writing prior to the Closing Date or the date of any disbursement of Loan proceeds. KREG has disclosed to the Lender that it is under audit by the IRS for the 1989 tax year (hereinafter referred to as the "HENLEY FACILITIES AUDIT"). KREG shall hire independent counsel reasonably acceptable to Lender (which may be Brobeck, Phleger & Harrison) to represent KREG in connection with the Henley Facilities Audit and KREG has the right of approval with respect to any agreement, resolution, stipulation, or other settlement with respect to the Henley Facilities Audit. The Lien of the Mortgage and the Lien of the Security Documents securing the Loan and any disbursements thereunder shall have priority over any tax lien levied by the IRS in connection with any Assessment, including any Assessment resulting from the Henley Facilities Audit.

            7.10 INVESTMENT COMPANY ACT. Signal is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

            7.11 PARENT OF SIGNAL. Signal Landmark Holdings, Inc. is the owner of all of the issued and outstanding capital stock of Signal, all of which capital stock has been validly issued, is fully paid and nonassessable and is owned by Signal Landmark Holdings, Inc. free and clear of all mortgages, assignments, pledges and security interests and free and clear of all warrants, options and rights to purchase.

            7.12 CAPITALIZATION. Signal does not have outstanding any other capital stock or securities convertible into or exchangeable for capital stock of Signal nor any right to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, capital stock of Signal or any securities convertible into or exchangeable for capital stock of Signal.

            7.13  EMPLOYEES.  Signal has no employees.

            7.14  SOLVENCY.

                  (a) None of the transactions contemplated by the Loan Documents will be or have been made with an actual intent to hinder, delay or defraud any present or future creditors of Signal and Signal will not be rendered insolvent by such transactions or will have received fair and reasonably equivalent value in good faith for the grant of the Liens created by the Security Documents. Signal is able to pay its debts as they become due, including contingent obligations reasonably likely to become due.

                  (b) The fair value of Signal's assets exceeds and, immediately following the funding of the Loan and the consummation of the other transactions contemplated to take place simultaneously therewith (including, without limitation, those transactions contemplated by the other Loan Documents and those transactions contemplated by the LOC Documents), will exceed, Signal's liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair value of Signal's assets is and, immediately following the funding of each portion of the Loan, will be greater than Signal's liabilities, including, without limitation, the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Signal's assets do not and, immediately following the funding of each portion of the Loan and the consummation of the other transactions contemplated to take place simultaneously therewith, will not, constitute unreasonably small capital to carry out its business as conducted or as
      proposed to be conducted.   Signal does not intend to, and believes that
      it will not, incur debts and liabilities (including, without limitation, contingent liabilities) beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by Signal and the amounts to be payable on or in respect of obligations of Signal).

            7.15 DELINQUENT PROPERTY LIENS. There is no delinquent tax, sewer rent, water charge, assessment or other outstanding Lien against any of the Collateral Properties or the Bolsa Chica Project; and, except as shown in the Title Policies and SBC owner's title binder, there are no mechanics' or similar Liens or, to Signal's knowledge, claims for overdue payment for work performed by or on behalf of Signal or any of its Affiliates, labor or materials provided or relating to the Collateral Properties or the Bolsa Chica Project, which claims are or could become Liens prior to, or equal with, the Liens of the Mortgages and, except as previously disclosed in writing to the Lender, there are no mechanics' or similar Liens or claims affecting the Collateral Properties or the Bolsa Chica Project which have not been insured or endorsed over by the Title Companies.

            7.16 INSURANCE. Each Collateral Property and the Bolsa Chica Project is covered by insurance of the type and in the amounts and provided by the carriers required by the Mortgage encumbering such Collateral Property or the Pledge Agreement with respect to the Bolsa Chica Project.

            7.17 LIEN PRIORITY. The Mortgages will constitute valid, subsisting and enforceable first Liens and perfected security interests on the Collateral Properties, including all buildings and fixtures which constitute part of such Collateral Properties under applicable law, and all additions, alterations and replacements made at any time with respect to the foregoing, subject only to Liens permitted under Section 9.2 hereof.

            7.18 IMPROVEMENTS. Except as disclosed in the surveys or title policies delivered to the Lender hereunder, all improvements comprising a portion of any Collateral Property lie wholly within the boundary and building restriction lines of such Collateral Property and no improvements on adjoining properties encroach upon any Collateral Property in any respect.

            7.19 CASUALTY; CONDEMNATION. Except as otherwise disclosed in writing to the Lender prior to the Closing Date, the Collateral Properties and the Bolsa Chica Project are free of material damage and waste and there is no proceeding pending or, to the best of Signal's knowledge, threatened, for the total or partial taking of any Collateral Property or the Bolsa Chica Project owned by Signal and no casualty has occurred with respect to any Collateral Property or the Bolsa Chica Project.

            7.20 APPROVALS, ZONING AND OTHER LAWS. Signal (or its Affiliates, as applicable) has obtained the certifications, approvals, consents, authorizations, licenses and permits described on Exhibit I attached hereto (collectively, the "EXISTING APPROVALS") in connection with the ownership, use or development of each of the Collateral Properties. Except as otherwise disclosed in writing to the Lender, (a) all of the Existing Approvals have been validly obtained and are in full force and effect; (b) Signal has complied in all material respects with all of such conditions and requirements of all Existing Approvals as are or were required to be complied with on or before the date hereof and paid in full all of such fees, charges and other payments as are or were required to be paid in connection therewith on or before the date hereof; and (c) Signal has delivered to the Lender true, correct and complete copies of all Existing Approvals and all applications therefor. Signal shall use its best commercially reasonable efforts to maintain all Existing Approvals in full force and effect and shall not cause or (to the extent within Signal's reasonable control) permit to occur any event or occurrence which impairs or adversely impacts any of Signal's rights under any of the Existing Approvals. Signal shall use its commercially reasonable efforts to apply for and obtain such certifications, approvals, consents, authorizations, licenses and permits as may become necessary or desirable for the use and development of the Collateral Properties and the Bolsa Chica Project (the "FUTURE APPROVALS") in accordance with the forecast and projections set forth on Exhibit C attached hereto.

            7.21 MATERIAL CONTRACTS. Signal has delivered to the Lender a schedule and description of each Material Contract (including all amendments thereto) to which Signal, the Guarantors, or any Subsidiary of Signal is a party and the information set forth in such schedule is correct and complete in all material respects as of the date thereof. A correct and complete copy of each such Material Contract (including all such amendments) has been provided to the Lender and each such Material Contract is unmodified and in full force and effect and neither Signal nor, to Signal's knowledge, any other party to any such Material Contract is in default (or with the giving of notice or the passage of any applicable care period would be in default) thereunder (other than any defaults which, if uncured, would not have a material adverse effect on the financial condition of Signal or the value of the applicable Collateral Property or the Bolsa Chica Project) and Signal has no knowledge of the existence of any other such Material Contracts with respect to the Collateral Properties or the Bolsa Chica Project.

            7.22 PERMITS. Except as otherwise disclosed to the Lender in writing prior to the Closing Date, there has been issued in respect of the Eagle Crest Project all permits and governmental approvals necessary or required to own, develop, operate, use, occupy or sell such Collateral Property in the manner currently operated, including any required permits relating to Hazardous Materials, other than any such permit or approval which, if not obtained, would not have a material adverse effect on the value of the Eagle Crest Project.
Each such permit is in full force and effect and Signal has not received any notice of violation or revocation thereof. No other permits are required from any governmental entity in order to operate the Eagle Crest Project as it is now operated.

            7.23 UTILITIES. Signal has not received any notice of actual or threatened reduction or curtailment of any utility service now supplied to the Eagle Crest Project. Signal has no reason to believe, after due inquiry, that necessary and sufficient utility services will not be supplied to the Collateral Properties as and when needed upon the development thereof.

            7.24 CERTIFICATES OF OCCUPANCY. Signal has not received any notice of actual or threatened cancellation or suspension of any certificate of occupancy for any portion of the Eagle Crest Project and all such certificates of occupancy are in full force and effect.

            7.25 ASSESSMENTS. Except as disclosed in writing to the Lender or on the Title Policies, Signal has not received any notice of actual or threatened special assessments or reassessments of any Collateral Property which is not reflected on the title reports or in the financial information previously provided to the Lender and which would have a material adverse effect on the financial condition of Signal or the value of such Collateral Property.

            7.26 CONDITIONS OF PROPERTIES. The buildings, structures and improvements included on or within the Eagle Crest Project are structurally sound and in good repair, and all existing mechanical, electrical, heating, air conditioning, ventilation, drainage, sewer, water and plumbing systems are in proper working order.

            7.27 ENVIRONMENTAL REPORTS/APPRAISALS. Signal has delivered to the Lender correct and complete copies of all environmental audits, appraisals and market studies respecting the Collateral Properties which Signal has in its possession and which have been prepared since January 1, 1992.

            7.28 FULL DISCLOSURE. To the best knowledge of Signal, no information contained in this Agreement, the other Loan Documents, the financial statements, the appraisals or any written statement furnished by or on behalf of Signal which has previously been delivered to the Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which made.

            Section 8. AFFIRMATIVE COVENANTS. KREG hereby covenants to comply with each of the affirmative covenants set forth in Section 12 of the

Reimbursement Agreement (notwithstanding any earlier termination of the Reimbursement Agreement) so long as the Loan is outstanding and until payment in full of the Loan, all interest thereon, and all other amounts payable by KREG under the Loan Documents. Signal agrees that so long as the Loan is outstanding and until payment in full of the Loan, all interest thereon and all other amounts payable by KREG or Signal under the Loan Documents:

            8.1 FINANCIAL STATEMENTS. Signal shall deliver or cause to be delivered to the Lender:

                  (a) as soon as available and in any event within 60 days after the end of each quarterly fiscal period of each fiscal year of Signal, unaudited consolidated and consolidating statements of income, retained earnings and changes in financial position of Signal for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a senior financial officer of Signal, which certificate shall state that said financial statements fairly present the consolidated and consolidating financial condition and results of operations, as the case may be, of Signal in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

                  (b) as soon as available and in any event within 105 days after the end of each fiscal year of Signal, consolidated and consolidating statements of income, retained earnings and changes in financial position of Signal for such year and the related consolidated and consolidating balance sheets as at the end of such year, setting forth (after 1994) in each case in comparative form the corresponding consolidated and consolidating figures for the preceding fiscal year, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present the consolidated and consolidating financial condition and results of operations of Signal as at the end of, and for, such fiscal year;

                  (c) as soon as available and in any event within 90 days after the end of each fiscal year, an updated development budget and project schedule, in substantially the form set forth on Exhibit C hereto for each Collateral Property and the Bolsa Chica Project;

                  (d) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, which Signal or the Guarantors shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange;

                  (e) promptly upon the mailing thereof to the partners or stockholders of the Guarantors generally, copies of all financial statements, reports and proxy statements so mailed, if any;

                  (f) as soon as possible, and in any event within ten days after Signal knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist, a statement signed by a senior financial officer of Signal setting forth details respecting such event or condition and the action, if any, which the Guarantors, Signal or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Guarantors, Signal or an ERISA Affiliate with respect to such event or condition):

                        (i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of
      Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code);

                        (ii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;

                        (iii) the institution by PBGC of proceedings under
      Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Guarantors, KREG, or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

                        (iv) the complete or partial withdrawal by the Guarantors, Signal or any ERISA Affiliate under Section 4201 or 4204 of ERISA from a Multiemployer Plan, or the receipt by the Guarantors, Signal or any affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; and

                        (v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Guarantors, Signal or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days;

                  (g) promptly after Signal knows that any Default has occurred, a written notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that Signal has taken and proposes to take with respect thereto;

                  (h) as soon as available and in any event within 30 days after the end of each quarterly fiscal period of each fiscal year of Signal operating statements showing sales for each Collateral Property and such other relevant information with respect to each Collateral Property as requested by the Lender, in each case certified by a senior officer of Signal; and

                  (i) from time to time such other information regarding the business, affairs or financial condition of the Guarantors, Signal or any of their respective Affiliates (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) and such additional statements, reports, projections, budget and other information regarding the Collateral as the Lender may reasonably request.

Signal will furnish to the Lender, at the time it furnishes each set of financial statements pursuant to paragraphs (a) or (b) above, a certificate of a senior financial officer of Signal to the effect that no default has occurred and is continuing (or, if any default has occurred and is continuing, describing the same in reasonable detail and describing the action that Signal has taken and proposes to take with respect thereto).

            8.2 NET WORTH. Signal shall at all times maintain a net worth of no less than Fifty Million Dollars ($50,000,000) (the "MINIMUM NET WORTH AMOUNT"). As used herein, the "net worth" of Signal shall be calculated by subtracting the amount of any and all liabilities of Signal, whether direct or indirect, and including, without limitation, subordinated, unliquidated, disputed and contingent liabilities, from the book value (as set forth on the certified Financial Statements of Signal delivered to the Lender pursuant to
Section 8.1 hereof) of those assets held directly or indirectly by Signal; provided, however that (i) any and all interest of Signal in SBC and the Bolsa Chica Project (together with Bolsa Chica-related deferred Taxes and liabilities) and (ii) promissory notes or other debt instruments made by (and all amounts owing from) KREG or other Affiliates of Signal in favor of Signal (including, without limitation, the $107,457,000 shown as "Due from Parent" on the Signal Financial Statement) shall be excluded from the calculation of Signal's assets and liabilities for purposes of calculating the Minimum Net Worth Amount.

            8.3 MATERIAL LITIGATION, ETC. Signal will promptly give to the Lender notice of (a) all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceeding affecting the financial condition of Signal, or the value of the Collateral except proceedings which, if adversely determined, would not have a material adverse effect on the financial condition of Signal or the value of the Collateral and (b) of any proposal known to Signal by any public authority to acquire any Collateral Property, the Bolsa Chica Project or any substantial portion thereof.

            8.4 CORPORATE EXISTENCE, ETC. Signal will preserve and maintain its corporate existence and all of its material rights, privileges and franchises; comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements would materially and adversely affect the financial condition of Signal, any Collateral Property or the Bolsa Chica Project; except as disclosed in writing to the Lender prior to the Closing Date or contested in good faith with adequate reserves therefor, pay and discharge all Taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto; and permit representatives of the Lender, during normal business hours and upon reasonable prior notice, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Lender.

            8.5 INSURANCE. Signal will keep insured by financially sound and reputable insurers all property of a character usually insured by parties engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such parties and carry such other insurance as is usually carried by such parties and as required in accordance with the terms of the Mortgages and any other Loan Documents.

            8.6   ADDITIONAL INFRASTRUCTURE COSTS.

                  (a) In order to provide funds for Eagle Crest Project infrastructure costs in excess of $10,000,000, Signal shall deposit (in accordance with subsection (b) below) an aggregate amount of $2,000,000 (the "ADDITIONAL CONSTRUCTION DEPOSIT AMOUNT") into the Construction Funds; provided, however, that until the applicable Construction Fund has been established, Signal shall deposit the Additional Construction Deposit Amount directly into the Eagle Crest Securities Account. Notwithstanding the foregoing, in the event that the cost of the Eagle Crest Project infrastructure is reasonably expected by Signal to exceed $12,000,000, then Signal shall promptly (but in no event prior to such time as Signal would be required to deposit the Additional Construction Deposit Amount pursuant to subsection (b) below) deposit funds equal to such excess into the applicable Construction Fund (or the Eagle Crest Securities Account if such Construction Fund has not then been established) and such excess amounts shall be treated as "Additional Construction Deposit Amounts" hereunder and under the Securities Account Agreement.

                  (b) On or before the earliest to occur of (i) the date on which funds in excess of the Initial Draw Proceeds of $5,000,000 and the additional $5,000,000 deposited in the Construction Funds by Signal pursuant to this Agreement are needed to pay for Eagle Crest Project infrastructure costs or
(ii) the date on which a re-Draw is funded pursuant to Section 6.2(g) of this Agreement or (iii) January 30, 1996, Signal shall deposit into the applicable Construction Fund, if then established, or, if not, the Eagle Crest Securities Account, the Additional Construction Deposit Amount, which amount shall be disbursed from such fund or account in accordance with the terms of the agreements governing such fund or account.

            8.7 BOLSA CHICA PROJECT MORTGAGE. From and after July 1, 1996, unless the Henley Facilities Audit has been satisfactorily resolved, and provided that at least an aggregate principal amount of $10,000,000 is then outstanding under the Loan Documents and/or the LOC Documents (inclusive of the "Stated Amount" in the event that the "Letter of Credit" is then in existence, as such terms are defined in the Reimbursement Agreement), and in recognition of the substantial benefit which SBC receives from the agreement of the Lender to enter into this Agreement and to make the Loan, the Lender may direct KREG and Signal to cause SBC to deliver to Lender a deed of trust for the Bolsa Chica Project (the "BOLSA CHICA MORTGAGE").

                  (a) DUE DILIGENCE. In the event that the Lender elects to obtain the Bolsa Chica Mortgage, then KREG and Signal shall cause SBC to:

                        (i) PRELIMINARY TITLE REPORT. SBC shall cause the Title Company to deliver to the Lender a preliminary title report (the "PTR") issued by the Title Company, together with legible copies of all documents referenced therein.

                        (ii) ENVIRONMENTAL AUDIT. SBC shall deliver to the Lender (i) an updated environmental audit as to the Bolsa Chica Project (which shall include, without limitation, Phase I environmental studies and, if recommended by the consultant who prepared the Phase I study and if the Lender shall reasonably request, Phase II environmental studies), reasonably satisfactory, in form and substance, to the Lender, conducted and certified by a qualified, independent environmental consultant licensed by the State of California, which reports shall include a statement that all required Environment-related approvals from all governmental and quasi-governmental authorities having jurisdiction with respect to the Bolsa Chica Project, if any, have been obtained and (ii) such other environmental reports, inspections and investigations as the Lender shall, in its reasonable discretion, require, prepared, in each instance, by engineers or other consultants reasonably satisfactory to the Lender. All such audits, approvals, reports, inspections and investigations shall be paid for by Signal, SBC and/or KREG and shall be reasonably satisfactory, in form and substance, to the Lender.

                        (iii) DUE DILIGENCE REVIEW. Lender shall conduct its due diligence review with respect to the Bolsa Chica Project, which review may include, without limitation, a review of the PTR, surveys, leases, service contracts, options, entitlements, existing approvals, environmental impact reports, financial and operating statements, engineering and geological reports, environmental assessments, plans and specifications, market and feasibility studies and all other items relating to the Bolsa Chica Project which the Lender and its agents and representatives deem reasonably necessary to review in connection with obtaining a Lien upon the Bolsa Chica Project. At all reasonable times during the period of such due diligence, the Lender, its agents and representatives shall be entitled to (1) enter onto the Bolsa Chica Project (accompanied, at SBC's option, by a representative of SBC) on reasonable notice to SBC to perform inspections and tests of the Bolsa Chica Project and (2) examine and copy any and all plans, specifications, books and records maintained by SBC or its agents relating to the Bolsa Chica Project for the three most recent full calendar years and the current calendar year.

                        (iv) COSTS AND EXPENSES. KREG, Signal and SBC shall pay any and all reasonable costs and expenses, including, without limitation, all reasonable attorneys' fees, charges and disbursements and reasonable consultants' fees, charges and disbursements arising or incurred in connection with the Lender's due diligence on the Bolsa Chica Project, regardless of any satisfactory resolution of the Henley Facilities Audit prior to the time that the Bolsa Chica Mortgage is (or would be) delivered.

                  (b) DELIVERIES. From and after September 1, 1996, unless the Henley Facilities Audit has been satisfactorily resolved, Lender may direct SBC to execute and deliver to the Trustee for the benefit of the Lender, the Bolsa Chica Mortgage. In connection with the delivery of the Bolsa Chica Mortgage, SBC shall additionally deliver to the Lender the following:

                        (i) FINANCIALS. A certificate of a senior officer of SBC attaching thereto financial statements of SBC, together with a certificate of such senior officer to the effect that such information is accurate to the best knowledge of SBC and such senior officer.

                        (ii) CORPORATE ACTION. Certified copies of the charter and by-laws of SBC and all corporate action taken by SBC in approving the Bolsa Chica Mortgage, then Loan Documents and any and all future borrowings by KREG hereunder (including, without limitation, a certificate setting forth the resolutions of the Boards of Directors of SBC adopted in respect of the transactions contemplated hereby).

                        (iii) INCUMBENCY. A certificate of SBC in respect of each of the officers (i) who is authorized to sign on its behalf the Bolsa Chica Mortgage and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with the Bolsa Chica Mortgage (and the Lender may conclusively rely on such certificate until it receives notice in writing from Signal or KREG as applicable, to the contrary).

                        (iv) SECURED GUARANTY. A secured guaranty, duly executed and delivered by SBC, in substantially the form of the Secured Guaranty, guarantying KREG's Facility Obligations.

                        (v) OPINION OF COUNSEL TO SBC. An opinion of counsel(s) to SBC with respect to (i) the enforceability of the Bolsa Chica Mortgage and (ii) such other matters as the Lender may reasonably request and otherwise in form and substance and from counsel reasonably satisfactory to the Lender.

                        (vi) BOLSA CHICA MORTGAGE. A duly executed, acknowledged and recorded first priority deed of trust in substantially the form of the Mortgages, which shall constitute a valid first mortgage lien on the fee simple title to the Bolsa Chica Project and which shall secure all of the Facility Obligations, subject only to the liens shown on the Bolsa Chica Owner's Title Policy, Permitted Exceptions, and such defects, liens, encumbrances, assessments, security interests, restrictions, easements and other title exceptions as shall be reasonably approved by the Lender.

                        (vii) TITLE INSURANCE. A policy or policies of title insurance (collectively, the "BOLSA CHICA TITLE POLICIES"), each on forms of and issued by the Title Companies, showing fee simple title vested in SBC and insuring the first priority of the Liens created under the Bolsa Chica Mortgage in an amount equal to not less than the Maximum Loan Amount, subject only to the liens shown on the Bolsa Chica Owner's Title Policy, Permitted Exceptions, and such defects, liens, encumbrances, assessments, security interests, restrictions, easements and other title exceptions as are reasonably satisfactory to the Lender. Such Bolsa Chica Title Policies shall also contain such endorsements and affirmative insurance provisions as the Lender may reasonably require, including, but not limited to, a tie-in endorsement with respect to each other Collateral Property. In addition, Signal and/or KREG shall have paid to the Title Companies all expenses and premiums of the Title Companies in connection with the issuance of such Title Policies and an amount equal to the recording fees payable in connection with recording the Mortgages in the appropriate county land offices.

                        (viii) INSURANCE. Certificates of insurance evidencing the existence of all insurance required to be maintained by SBC pursuant to the Loan Documents and the designation of the Lender as the loss payee thereunder to the extent required by the Loan Documents, such certificates to be in such form and contain such information as is specified in the Loan Documents.

                        (ix) UCC FINANCING STATEMENTS. UCC-1 financing statements (in form and substance reasonably acceptable to the Lender), or amendments thereto, if applicable, covering fixtures and personal property owned by SBC, and affixed to, or used in connection with, the Bolsa Chica Project, in each case appropriately completed and duly executed, acknowledged and filed in the appropriate land offices.

                        (x)   PROJECT BUDGETS.  Project budgets and
      development schedules for the Bolsa Chica Project for the eighteen (18) month period following the date that the Bolsa Chica Mortgage is recorded, in form and substance reasonably satisfactory to the Lender.

                        (xi) SEARCHES. Copies of the UCC filing searches, tax lien searches, judgment, real estate tax searches and municipal department searches setting forth any and all building violations (if available) conducted in respect of SBC in all relevant jurisdictions and in Orange

      County, California demonstrating, as of a date not more than thirty (30) days prior to the recordation of the Bolsa Chica Mortgage, the existence of no other financing statements with respect to SBC or the Bolsa Chica Project.

                        (xii) MATERIAL CONTRACTS. Certified copies of all material contracts and agreements (collectively, "BOLSA CHICA MATERIAL CONTRACTS") relating to SBC or the Bolsa Chica Project, including, without limitation, all material construction and service contracts and management agreements covering or affecting SBC or the Bolsa Chica Project and all permits, approvals and licenses issued with respect to SBC or the Bolsa Chica Project, but specifically not including any contract, agreement, permit, approval or license which may be terminated upon no more than thirty (30) days notice without penalty or payment.

                        (xiii)PROPERTY CONDITION REPORTS. To the extent available, reports covering the geologic and soils condition of the Bolsa Chica Project, which reports shall have been prepared, in each instance, by an engineer or other professional reasonably satisfactory to the Lender.

                        (xiv) FEES AND EXPENSES. Evidence that (1) all fees and expenses payable to the Lender, including, without limitation, the fees and expenses referred to in Section 13.3 hereof, to the extent then due and payable, have been paid in full, and (2) all filing or recording charges required to be paid in connection with the execution, delivery or recording of the Bolsa Chica Mortgage as well as all title premiums and other title charges have been paid in full.

            Section 9. NEGATIVE COVENANTS. Except as permitted by the Loan Documents or the Reimbursement Agreement or necessary to consummate the transactions permitted thereby, and until payment in full of the Loan, all interest thereon and all other amounts payable by KREG and Signal under the Loan Documents, KREG agrees to comply with each of the negative covenants set forth in Section 13 of the Reimbursement Agreement (notwithstanding any earlier termination of the Reimbursement Agreement) and Signal agrees:

            9.1 PROHIBITION AGAINST FUNDAMENTAL CHANGES. Signal and its Subsidiaries will not enter into any transaction of sale, transfer, merger, consolidation or amalgamation of its ownership interests, or (except with respect to any

Exempt Guarantors which are Subsidiaries) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). Signal and its Subsidiaries will not acquire any business or assets from, or capital stock of, or be a party to any acquisition of, any Person except for (a) purchases of non-real property inventory and other assets to be used in the ordinary course of business, (b) Investments permitted under the Securities Account Agreement or
Section 9.4 hereof, and (c) purchases of real property or companies involved in the development, entitlement or construction of residential housing, provided, however, that such purchases shall be made through special purpose Subsidiaries and shall not exceed $2,500,000 per year in the aggregate. Subject to Signal's right to effect a Permitted Sale in accordance with Section 13.13 hereof, Signal and its Subsidiaries will not engage in any Assets Sales, in one transaction or a series of transactions, whether to Affiliates of Signal or otherwise; provided, however, that Signal or its Subsidiaries may engage in Asset Sales with respect to (i) any non-real property inventory or other assets sold or disposed of in the ordinary course of business; (ii) obsolete or worn-out property, tools or equipment no longer used or useful in its business so long as the amount thereof sold in any single fiscal year by Signal shall not have a fair market value in excess of $50,000 in aggregate; or (iii) assets (other than the Collateral Property, the Bolsa Chica Stock, the Bolsa Chica Project or other Collateral) having an aggregate value of $2,500,000 or less per year as to any one transaction or series of transactions; provided, however, that notwithstanding the foregoing, Signal or SBC shall have the right to sell or to grant an option to acquire up to fifty acres of the wetland portion of the Bolsa Chica Project to Fieldstone Company (which owns property adjacent to the Bolsa Chica Project) and to use any proceeds therefrom as part of a mitigation credit in connection with the implementation of the Wetlands Restoration Plan required as a condition to securing the entitlements of the Bolsa Chica Project and the certification of the Environmental Impact Report for the Bolsa Chica Project by the Orange County Board of Supervisors. Notwithstanding anything to the contrary herein or in the other Loan Documents or the LOC Documents, in the event that Signal fails to obtain any forecast entitlements or approvals or satisfy any development targets or cash flow forecasts with respect to the Collateral Properties, all as set forth and projected on EXHIBIT C hereto, then eighty percent (80%) of the Net Cash Proceeds from any and all Asset Sales of Signal and each of its Subsidiaries shall be deposited into the Securities Account.

            9.2 LIMITATION ON LIENS. Signal shall not create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except the following Liens (referred to herein as "PERMITTED EXCEPTIONS")

                  (a) Liens imposed by any governmental authority for Taxes, assessments or charges not yet delinquent; provided, however that in no event shall any Assessment be a Permitted Exception;

                  (b) pledges or deposits under worker's compensation, unemployment insurance and other social security legislation;

                  (c) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                  (d) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Signal in any material respect;

                  (e) Liens that are necessary to secure the Future Approvals for the Collateral Properties or the Bolsa Chica Project, provided that such Liens (i) do not secure any Indebtedness (except to the extent that (1) such Liens and the related Indebtedness relate solely to the implementation of wetlands restoration at the Bolsa Chica Project as set forth in the Bolsa Chica Environmental Impact Report and only encumber portions of the Bolsa Chica Project which constitutes wetlands or (2) such Lien and related Indebtedness relate solely to public infrastructure financing (such as special assessment district, Mello-Roos district or community facilities district financing) that are utilized to construct or install public infrastructure or facilities that are required as a condition of approval of the entitlements for either of the Collateral Properties or the Bolsa Chica Project and only encumber portions of the Collateral Properties or the Bolsa Chica Project upon which such Infrastructure or facilities shall be constructed), and (ii) do not, individually or in the aggregate, have a material adverse effect on the value of the property which they are to encumber, and (iii) are approved by the Lender (but only to the extent that they are to encumber a Collateral Property), which approval shall not be unreasonably withheld, conditioned or delayed;

                  (f) Liens arising under the Loan Documents or under the LOC Documents;

                  (g) Liens on equipment for Indebtedness incurred in accordance with Sections 9.3(c) or 9.3(f);

                  (h) any other Liens approved by the Lender in writing (which approval may be withheld in the Lender's sole discretion); and

                  (i) any extension, renewal or replacement of the foregoing; provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or property (other than a substitution of like property).

            9.3 INDEBTEDNESS. Signal shall not incur or suffer to exist any Indebtedness except:

                  (a) Indebtedness to the Lender hereunder or under any of the LOC Documents;

                  (b) unsecured Indebtedness consisting of trade accounts payable (other than for borrowed money) incurred in the ordinary course of Signal's business which (i) are payable within 90 days of the date on which the invoice for such goods or services is delivered or (ii) to the extent not payable within 90 days, are in an aggregate principal amount not exceeding $50,000 at any time;

                  (c) Indebtedness incurred in connection with Signal's purchase of equipment used in the ordinary course of Signal's business, which Indebtedness may be secured by a Lien on such equipment, provided that such Indebtedness may not exceed the purchase price of such equipment;

                  (d)   Indebtedness secured by Liens permitted under Section
      9.2 hereof; and

                  (e) any extensions, renewal, replacement or refinancing of any of the foregoing; provided, however, that any such extension, renewal, replacement or refinancing shall not exceed in principal amount the principal amount of the Indebtedness being replaced or refinanced.

                  (f) Indebtedness incurred by a Subsidiary of KREG in connection with the acquisition of a company involved in the development, entitlement or construction of residential housing or commercial projects or in connection with a Quick Flip Transaction, or an Asset Purchase Transaction permitted hereunder or build-to-suit transactions by KREG Operating Company or its Subsidiaries; provided that such Indebtedness is expressly non-recourse to KREG, Signal and the Guarantors and is not secured by any of the Collateral or the Bolsa Chica Project and provided further that the Lender shall have consented to the incurrence of such Indebtedness, which consent shall not be unreasonably withheld, conditioned or delayed.

            9.4   CORPORATE ACTIVITIES.

                  (a) Except as provided in Section 9.1 hereof, under the other Loan Documents or the LOC Documents, or as otherwise approved by the Lender (in its sole and absolute discretion), under the other Loan Documents or the LOC Documents, neither Signal nor any of its Subsidiaries shall (i) purchase any real property, conduct any business other than as permitted under the articles of incorporation and by-laws of Signal and its applicable Subsidiary, respectively, or (ii) have any assets or liabilities other than assets or liabilities derived from or related to the Collateral Properties or any other property owned by Signal or its Subsidiaries as of the date hereof. The Lender's approval of any of the foregoing activities shall not be unreasonably withheld in connection with the exercise of Signal's existing option to purchase certain land from the Metropolitan Water District, provided that such option is not exercised by Signal unless and until all necessary and desirable entitlements have, in the Lender's reasonable discretion, been obtained for the Bolsa Chica Project.

                  (b) Except as provided in the Loan Documents or the LOC Documents, Signal shall (i) keep its own separate books and records, (ii) maintain its own bank accounts, (iii) keep its funds or other assets separate from the funds or other assets of the Guarantors and all other

      Persons, (iv) observe all customary corporate or partnership procedures and formalities, (v) in all agreements and applications with any public entity, act under its own name and as a separate and distinct entity and
      (vi) maintain financial statements, records and books of account separate from those of the Guarantors or any other Person. Signal shall hold periodic meetings of its board of directors, and will have officers who (when acting in their capacity as officers of such corporation) act in such corporation's and Signal's best interests, all to the extent necessary to maintain the existence of Signal separate and apart from the Guarantors and any Affiliate of the Guarantors.

            9.5 TRANSACTIONS WITH AFFILIATES AND SHAREHOLDERS. Except as expressly permitted by or necessary or desirable to effect a transaction permitted by the Loan Documents or the LOC Documents or as otherwise approved by the Lender (which approval may be withheld in the Lender's sole and absolute discretion), Signal, shall not directly or indirectly: (a) make any Investment in an Affiliate; (b) dividend any funds or assets to an Affiliate or shareholder; (c) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate or shareholder; (d) merge into or consolidate with or purchase or acquire assets from an Affiliate; or (e) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided, however, that (i) any Affiliate who is an individual may serve as a director, officer or employee of Signal and (ii) "KGT Affiliates" (as defined in the Reimbursement Agreement) may acquire home sites at the Eagle Crest Project, provided that such acquisitions comply with Section 13.13 hereof and, provided further, that no brokerage commissions or similar transaction costs are deducted from the Permitted Sale proceeds in calculating Net Cash Proceeds.

            9.6 USE OF LOAN PROCEEDS. The amounts funded hereunder shall be used solely for the purpose of paying for construction costs incurred by Signal and approved by the Lender, which approval shall not be unreasonably withheld or delayed, in connection with the development of the Eagle Crest Project Infrastructure and, upon completion of such Infrastructure (as determined by the Lender in its reasonable discretion, which determination shall not be unreasonably withheld, conditioned or delayed), for construction costs related to the Collateral Properties. KREG and Signal agree that all Initial Draw Proceeds shall be immediately deposited into the Construction Funds and that the Loan is a "construction loan" as used in Section 6323(c)(2) of the Code. Notwithstanding the foregoing, KREG shall be entitled to use funds drawn by KREG subsequent to the Initial Draw Proceeds for construction costs related to the Bolsa Chica Project so long as (i) the Eagle Crest Project Infrastructure has, in the Lender's sole and absolute discretion, been substantially completed, or
(ii) funds sufficient to complete the Eagle Crest Project Infrastructure are being held in the Construction Funds and/or the Eagle Crest Securities Account and the Lender has determined, in its sole and absolute discretion, that (x) such funds are sufficient for completion of the Eagle Crest Project Infrastructure and (y) no third party financing will be necessary for the completion of such Infrastructure.

            9.7 USE OF ASSET SALE PROCEEDS. KREG and Signal shall use any and all proceeds of permitted Asset Sales for no purpose other than (i) first, to repay outstanding amounts under the Loan Documents or the LOC Documents and/or to deposit into the Securities Account to the extent required by and in accordance with the terms of this Agreement and the Securities Account Agreement; and (ii) second, for those purposes permitted necessary or reasonably desirable in order to carry out those corporate activities permitted under any of the Loan Documents or the LOC Documents.

            9.8 ADDITIONAL SUBSIDIARIES. Except as expressly permitted by or necessary or desirable to effect a transaction permitted by the Loan Documents or the LOC Documents, Signal shall not form or acquire any Subsidiaries without the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed. In the event that the Lender shall permit a Person to become a Subsidiary of Signal, Signal shall (i) notify the Lender promptly after such Person becomes a Subsidiary of Signal, (ii) execute and deliver to the Lender a security agreement (in form and substance satisfactory to the Lender) providing that all of the outstanding shares of capital stock or partnership units, as applicable, of such Subsidiary shall be pledged to the Lender as collateral security for the Loan, and deliver to the Lender the certificate(s) representing such capital stock or partnership units, as applicable, together with instruments of assignment and transfer in such form as the Lender may request, (iii) cause such Subsidiary to execute and deliver a security agreement (in form and substance satisfactory to the Lender) granting to the Lender a first priority security interest in all of its assets and to deliver proof of corporate action, incumbency of officers, opinions of counsel and other documents as the Lender may reasonably request, and (iv) cause such Subsidiary to make such representations and warranties and undertake such obligations as the Lender may reasonably request.




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


            9.9   PROPERTY MANAGEMENT.   Signal shall not enter into any
property management agreement concerning the Collateral Properties which is not terminable upon fewer than thirty days notice without penalty or premium, without the Lender's prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed provided that the manager thereunder is an Affiliate of Signal. Any management agreement approved by the Lender in accordance with this Section 9.9 shall be referred to herein as a "MANAGEMENT AGREEMENT." Signal shall not appoint any manager (or permit any manager under a Management Agreement to assign any interest in any Management Agreement to a Person) that is not an Affiliate of Signal, without the Lender's prior written consent which shall not be unreasonably withheld, conditioned, or delayed. The Lender hereby approves the Eagle Crest Management Agreement.

            9.10  HENLEY FACILITIES AUDIT.   Neither KREG nor any of its
Affiliates shall enter into any agreement, resolution, stipulation, or other settlement with respect to the Henley Facilities Audit without the prior written consent of the Lender, which shall not be unreasonably withheld as long as any such settlement does not adversely affect the priority of any of the Lender's Liens or have a material adverse effect on the value of the Collateral or the financial condition of KREG, Signal or any of the Guarantors. KREG shall keep the Lender fully informed as to the status of the Henley Facilities Audit, including, without limitation, any material development in respect thereof.

            Section 10. ENVIRONMENTAL MATTERS.

                  (a) REPRESENTATION AND WARRANTIES. KREG and Signal hereby jointly and severally represent and warrant that except as set forth in the reports heretofore delivered to the Lender the draft Environmental Impact Report for the Bolsa Chica Project and the Bolsa Chica Project Surface Use Agreement (collectively, the "ENVIRONMENTAL REPORTS") to the best knowledge of KREG and Signal after due inquiry (i) each of KREG and Signal and SBC, respectively, (x) is in compliance in all material respects with all applicable Environmental Laws, (y) has all material permits, licenses, approvals, rulings, variances, exemptions or other authorizations under applicable Environmental Laws to operate the Collateral Property as presently conducted or as reasonably anticipated to be conducted, (z) has received no written communication, from a Governmental Authority or any other Person, alleging that KREG, Signal or SBC is not in full compliance with all Environmental Laws, and there are no events or circumstances, to

      KREG's and Signal's knowledge after due inquiry, that may prevent or interfere with such full compliance in the future, (ii) there is no Environmental Claim pending or to KREG's and Signal's best knowledge threatened, against KREG, Signal, or SBC (or its immediate predecessor in interest in any of the Collateral Properties) or against any Person whose liability KREG, Signal, or SBC or (its immediate predecessor in interest in any of the Collateral Properties) has or may have retained or assumed either contractually or as a matter of law that could have a material adverse effect on the value of the Collateral or the financial condition of KREG, Signal, or SBC, (iii) there are no past or present actions, activities, circumstances, conditions, events or incidents including, without limitation, the release, emission, discharge or disposal of any Hazardous Substance, that could form the basis of any Environmental Claim against KREG, Signal, or SBC that could have a material adverse effect on the value of the Collateral or the financial condition of KREG, Signal, or SBC, (iv) without in any way limiting the generality of the foregoing and except as disclosed in the Environmental Reports, (A) there are no sites on any Collateral Property in which KREG, Signal, or SBC has stored (except in full compliance with Environmental
      Laws), disposed or arranged for the disposal of Hazardous Substances, (B) there are no underground storage tanks located on any Collateral Property,
      (C) there is no asbestos contained in or forming a part of any improvement on any Collateral Property, (D) no polychlorinated biphenyl (PCBs) are used or stored on any Collateral Property, (E) all paint and painted surfaces existing within the interior and on the exterior of the Collateral Properties are not flaking, peeling, cracking, blistering, or chipping, and do not contain lead or are maintained in a condition that prevents exposure of young children to lead-based paint, as of the date hereof, and (F) there have been no claims against the KREG, Signal or SBC (or its immediate predecessor in interest in any of the Collateral Property) or against any Person whose liability for such claim KREG, Signal or SBC (or its immediate predecessor in interest in any of the Collateral Property) has or may have retained or assumed either contractually or by operation of law, for adverse health effects from lead-based paint or requests for the investigation, assessment or removal of lead-based paint that could have a material adverse effect on the value of the Collateral or the financial condition of KREG, Signal or SBC. Notwithstanding anything to the contrary herein or in the Environmental Reports, there exists no Environmental Event with respect to any Collateral Property that would result in a Remedial Work which would cost in excess of $150,000.

                  (b)   ENVIRONMENTAL REMEDIATION.

                        (i)   If any investigation, site monitoring,
      containment, cleanup, removal, restoration or other remedial work of any kind or nature (collectively, the "REMEDIAL WORK") is required pursuant to an order or directive of any Governmental Authority or under any applicable Environmental Law with respect to any Collateral Property, KREG and Signal shall promptly commence and diligently prosecute to completion all such Remedial Work. In all events, such Remedial Work shall be commenced within thirty (30) days after any demand therefor by the Lender or such shorter period as may be required under any applicable Environmental Law; however, KREG and Signal shall not be required to commence such Remedial Work within the above-specified time periods if prevented from doing so by any Governmental Authority or if commencing such Remedial Work within such time periods would result in KREG, Signal or such Remedial Work violating any Environmental Law.

                        (ii) All Remedial Work under Section 10(b)(i) hereof shall be performed by contractors, and, with respect to Remedial Work which costs $100,000 or more, under the supervision of a consulting engineer, each approved in advance by the Lender, which approval shall not be unreasonably withheld, conditioned or delayed. All reasonable costs and expenses incurred in connection with such Remedial Work and the Lender's reasonable monitoring or review of such Remedial Work (including reasonable attorneys' fees, charges and disbursements) shall be paid by KREG and Signal. If KREG and Signal do not timely commence and diligently prosecute to completion the Remedial Work within the times provided for herein, then the Lender may (but shall not be obligated to) cause such Remedial Work to be performed. KREG and Signal jointly and severally agree to bear and shall pay or reimburse the Lender on demand for all reasonable costs and expenses (including reasonable attorneys' fees, charges and disbursements) reasonably relating to or incurred by the Lender in connection with monitoring, reviewing or performing any Remedial Work.

                        (iii) KREG and Signal shall not commence any Remedial Work under Section 10(b)(i) hereof, nor enter into any settlement agreement, consent decree or other compromise relating to any Hazardous





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


      Substances or Environmental Laws which might impair the value of the Lender's security hereunder to a material degree, except as required by a Governmental Authority. Notwithstanding the foregoing, if the presence or threatened presence of Hazardous Substances on, under or about any Collateral Property poses an immediate threat to the health, safety or welfare of any person or is of such a nature that an immediate remedial response is necessary, KREG and Signal may complete all necessary Remedial Work. In such events, KREG and Signal shall notify the Lender as soon as practicable of any action taken.

                  (c) ENVIRONMENTAL COMPLIANCE. KREG and Signal jointly and severally covenant and agree with the Lender that they shall comply with and shall cause SBC to comply with, all Environmental Laws, except for such instances of non-compliance which, singly, or in the aggregate, are not reasonably likely to have a material adverse effect on the financial condition of KREG, Signal or SBC or the value of the Collateral.

                  (d) ENVIRONMENTAL INDEMNIFICATION. KREG and Signal shall jointly and severally protect, indemnify, save, defend, and hold harmless the Lender and all officers, directors, stockholders, partners, employees, successors and assigns of the Lender (collectively, the "INDEMNIFIED ENVIRONMENTAL PARTIES") from and against any and all liability, loss, damage, actions, causes of action, costs or expenses whatsoever (including, without limitation, reasonable attorneys' fees, charges and disbursements) and any and all claims, suits and judgments which any Indemnified Environmental Party may suffer, as a result of or with respect to: (i) any Environmental Claim relating to or arising from any Collateral Property; (ii) the violation of any Environmental Law in connection with any Collateral Property; (iii) any release, spill, or the presence of any Hazardous Substances affecting any Collateral Property; and (iv) the presence at, in, on or under, or the release, escape, seepage, leakage, discharge or migration at or from, any Collateral Property of any Hazardous Substances, whether or not such condition was known or unknown to KREG and Signal provided that in each case, KREG and Signal may be relieved of its obligation under this subsection if it demonstrates, by a preponderance of the evidence, that any of the matters referred to in clauses (i) through (iv) of this Section 10(d) did not occur (but need not have been discovered) prior to (x) the foreclosure of the Mortgage with respect to such Collateral Property, (y) the delivery by Signal to the Lender of a deed-in-lieu of foreclosure





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



      with respect to such Collateral Property or (z) primarily as a result of the Lender's gross negligence or willful misconduct. Promptly after the Lender receives notice of the commencement of any Environmental Claim in respect of which indemnification is sought hereunder, the Lender shall notify KREG and Signal in writing thereof; but the omission so to notify KREG and Signal shall not relieve KREG and Signal from any obligation hereunder provided that KREG and Signal have not been materially prejudiced by such failure by the Lender to notify KREG and Signal. In the event that an Indemnified Environmental Party becomes involved in any action, proceeding or investigation in connection with any matter which is subject to the indemnification set forth in this Section 10(d), KREG and Signal shall periodically reimburse such Indemnified Environmental Party (upon the presentation of reasonably detailed invoices, receipts or statements) in an amount equal to its reasonable attorneys' fees, charges and disbursements and other reasonable costs and expenses (including the reasonable costs of any investigation and preparation) incurred in connection therewith to the extent such legal or other reasonable fees, costs or expenses are the subject of indemnification hereunder. Notwithstanding anything to the contrary provided in this Agreement or the other Loan Documents, the indemnification provided in this Section 10(d) shall be shall be independent of, and shall survive, the discharge of the Indebtedness, the release of the Lien created under the Mortgage, and/or the conveyance of title to any Collateral Property to the Lender or any purchaser or designee in connection with a foreclosure of the Mortgage or conveyance in lieu of foreclosure.

                  (e)   ENVIRONMENTAL MATTERS; INSPECTION.

                        (i) Upon reasonable prior notice, the Lender shall have the right at all reasonable times during normal business hours to enter upon and inspect all or any portion of any Collateral Property, provided that such inspections shall not unreasonably interfere with the operation or the tenants of such Collateral Property. The Lender may select a consulting engineer to conduct and prepare reports of such inspections. KREG and Signal shall be given a reasonable opportunity to review any reports, data and other documents or materials reviewed or prepared by the engineer, and to submit comments and suggested revisions or rebuttals to same. The inspection rights granted to the Lender in this
      Section 10(e) shall be in addition to, and not in limitation of, any other inspection rights granted to





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



      the Lender in the Loan Documents, and shall expressly include the right to conduct soil borings and other customary environmental tests, assessments and audits.

                        (ii) KREG and Signal agree, jointly and severally, to bear and shall pay or reimburse the Lender within ten (10) Business Days after receipt of demand for all costs and expenses (including reasonable attorneys' fees, charges and disbursements) reasonably relating to or incurred by the Lender in connection with the inspections and reports described in this Section 10(e) in the event that:

                   (x) the Lender has delivered to KREG and Signal written notice requesting an inspection and KREG and Signal fail to thereafter diligently cause such inspections to be made and either
            (1) the Lender had reasonable grounds to believe, at the time any such inspection is ordered by the Lender, that there exists an Environmental Event or that a Hazardous Substance is present on, under or emanating from any Collateral Property or is migrating to or from adjoining property, except under conditions permitted by applicable Environmental Laws and not prohibited by any Loan Document or (2) the inspections ordered by the Lender reveal an Environmental Event or that a Hazardous Substance is present on, under or emanating from any Collateral Property or is migrating to or from adjoining property; or

                  (y) an Event of Default exists at the time any such inspection is ordered, and such Event of Default relates to any representation, covenant or other obligation pertaining to Hazardous Substances, Environmental Laws or any other environmental matter.

                  (f) COPIES OF NOTICES. Except with respect to matters already disclosed in the Environmental Reports, KREG and Signal shall promptly provide notice to the Lender of:

                        (i) any proceeding, investigation or inquiry commenced by any Governmental Authority and known (directly or indirectly) to KREG, Signal or SBC with respect to the presence of any Hazardous Substance on, under or emanating from any Collateral Property, which might impair the value of Lender's security interests hereunder, or could





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



      reasonably be expected to have a material adverse effect on the financial condition of KREG, Signal or SBC;

                        (ii) any proceeding, investigation or inquiry commenced or threatened by any Governmental Authority and known (directly or indirectly) to KREG and Signal, against KREG and Signal or any Subsidiary of KREG, with respect to the presence, suspected presence, release or threatened release of Hazardous Substances from any property not owned by KREG, Signal or SBC, including without limitation, proceedings under the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ., which might materially impair the value of Lender's security interests hereunder, or could reasonably be expected to have a material adverse effect on the financial condition of KREG, Signal or SBC;

                        (iii) all claims made or threatened by any Person against KREG, Signal or SBC or any other party occupying any Collateral Property or any portion thereof which become known to KREG and Signal, relating to any loss or injury allegedly resulting from any Hazardous Substance or relating to any violation or alleged violation of Environmental Law which might materially impair the value of the Lender's security interests under any of the Security Documents, or could reasonably be expected to have a material adverse effect on the financial condition of KREG;

                        (iv) the discovery by KREG or Signal of any occurrence or condition on any Collateral Property or on any real property adjoining or in the vicinity of such Collateral Property which reasonably could be expected to lead to such Collateral Property or any portion thereof being in violation of any Environmental Law or subject to any restriction on ownership, occupancy, transferability or use under any Environmental Law which might impair the value of the Lender's security interests under any of the Security Documents, or could reasonably be expected to have a material adverse effect on the financial condition of KREG (collectively, an "ENVIRONMENTAL EVENT") or which might subject the Lender to an Environmental Claim; and

                        (v)   the commencement and completion of any Remedial
      Work.




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


                  Within thirty (30) days after the occurrence of an Environmental Event, KREG shall deliver to the Lender an Officers' Certificate (an "ENVIRONMENTAL CERTIFICATE") explaining the
      Environmental Event in reasonable detail, setting forth to the Lender the estimated cost as determined at such time of remedying such Environmental Event and the proposed method of remediation and time to complete such remedy. KREG and Signal shall complete such remedy as promptly as possible in the ordinary course of business.

                  KREG and Signal shall deliver to the Lender copies of any citations, orders, notices or other communications received from any person with respect to the notices described in this Section 10(f).

                  (g) SURVIVAL. All of the representations, warranties and indemnities in this Section 10 shall survive the full and final repayment of the Loan.

            Section 11. EVENTS OF DEFAULT. If one or more of the following events (each, an "EVENT OF DEFAULT") shall occur and be continuing:

                  (a) (1) KREG shall default in the payment when due of any principal of the Loan on the due date therefor or (2) KREG shall default in the payment of interest on the Loan on the due date therefor and such default shall continue for a period of more than three (3) Business Days; or (3) KREG or Signal shall default in the payment when due of any other amount payable by either hereunder or under the other Loan Documents and such default shall continue for a period of more than three (3) Business Days after notice thereof to KREG by the Lender; or

                  (b) Except for any Exempt Guarantors, any of KREG, Signal, the Guarantors, or any of Guarantors' Subsidiaries shall default, after the passage of all applicable notice and cure periods, in the payment or performance of any obligation under any of the LOC Documents, or in the payment when due of any scheduled installment of principal of or interest on any of its other Indebtedness (the principal amount of which equals $1,000,000 or more); or

                  (c) Any representation, warranty or certification made or deemed made herein by KREG or Signal or in any other Loan Document by KREG or Signal or in the Loan Guaranties by the Guarantors or in any certificate furnished to the Lender pursuant to the provisions hereof (or thereof), shall prove to have been false or misleading as of the time made or furnished in any material respect; or

                  (d) KREG or Signal shall fail to comply in any material respect with the negative covenants set forth in Section 9 hereof; or


                  (e) KREG or Signal shall fail to comply with or otherwise perform, keep or observe any term, provisions, condition or covenant contained in this Agreement or any other Loan Document (other than obligations as to which a different cure period may be applicable) and such non-compliance shall continue unremedied for a period of more than thirty (30) days after notice thereof to KREG by the Lender or, if the Lender reasonably determines that such non-compliance shall not result in a material adverse change in the financial condition of KREG or shall not result in a material adverse change in the value of any Collateral and KREG or Signal shall be pursuing a cure in a diligent and expeditious manner, for a period not to exceed ninety (90) days after the initial notice of default thereof to KREG by the Lender; or

                  (f) (1) Signal shall default in the performance of any of its payment obligations under the Secured Guaranty or any other Loan Documents or any of the Guarantors shall default in the performance of any of its payment obligations under its Loan Guaranty or any other Loan Documents; or (2) Signal or any of the Guarantors (other than the Exempt Guarantors) shall default in the performance of any of its other obligations under the Secured Guaranty or a Loan Guaranty or the other Loan Documents and such default shall continue unremedied for a period of thirty (30) days after notice thereof to such Guarantor by the Lender or, if (in the sole discretion of the Lender) such default shall not have a material adverse effect on the financial condition of such Guarantor or shall not have a material adverse the value, of any of the Collateral and such Guarantor shall be pursuing a cure in a diligent and expeditious manner, for a period not to exceed ninety (90) days after the initial notice of default thereof to such Guarantor by the Lender; or



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



                  (g) (1) KREG, Signal, any Guarantor, or any of their respective Subsidiaries (other than the Exempt Guarantors) shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or (2) any Exempt Guarantor shall make such an admission and such admission could, in the Lender's reasonable discretion, have a material adverse effect on the financial condition of the KREG or the value of the Collateral; or

                  (h) (1) KREG, Signal, any Guarantor, or any of their respective Subsidiaries (other than the Exempt Guarantors) shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition as debtor seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or (2) any Exempt Guarantor shall take any such action and such action could, in the Lender's reasonable discretion, have a material adverse effect on the financial condition of KREG or the value of the Collateral; or

                  (i) (1) A proceeding or case shall be commenced with respect to KREG, Signal, or any of the Guarantors, or any of their respective Subsidiaries (other than the Exempt Guarantors), without such party's application or consent in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such party or of all or any substantial part of its assets, or (iii) similar relief in respect of such party under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days; or an order for relief against KREG, Signal, or any of the Guarantors, or any such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or (2) any Exempt Guarantor shall take such action and such action could, in the Lender's reasonable discretion, have a material adverse effect on the financial condition of KREG or the value of the Collateral; or

                  (j) (1) A final judgment or judgments for the payment of money in excess of $500,000 in the aggregate (other than with respect to the "Abex Tax Disputes" (as defined in the Reimbursement Agreement)) shall be rendered by a court or courts against KREG, Signal, or any of the Guarantors, or any of their respective Subsidiaries (other than the Exempt Guarantors) and the same shall not be discharged (or provision shall not be made for such discharge), or a stay or execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and such party shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or (2) such a judgment is rendered against any Exempt Guarantor and such judgment could, in the Lender's reasonable discretion, have a material adverse effect on the financial condition of KREG or the value of the Collateral; or

                  (k) An event or condition specified in Section 8.1(e) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, KREG, Signal or any of the Guarantors, or any ERISA Affiliate shall incur or in the opinion of the Lender shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which is, in the determination of the Lender, material in relation to the consolidated financial condition of such Guarantors and its consolidated Subsidiaries and KREG; or

                  (l) Except for expiration or termination in accordance with its terms, any of the Security Documents shall be terminated or shall cease to be in full force and effect, for whatever reason (other than the Lender's failure to file or record any Security Document); or any of the Security Documents shall be declared null and void, or shall fail to create the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in and Lien on all of the material then-existing Collateral), subject to no equal or prior Lien other than Liens permitted under Section 9.2 hereof; or




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


                  (m) KREG or Signal shall fail to perform or observe in any material respect any of the covenants, obligations or agreements contained in the Loan Documents relating to any Environmental Claim, Environmental Condition, Environmental Law, Environmental Damages or Hazardous Materials and with respect to any such failure KREG or Signal shall (i) fail to commence actions necessary to cure such matters, including, without limitation, the investigation, cleanup or remediation of Hazardous Materials at, on or under the Collateral Properties, within thirty (30) days after the earlier of knowledge thereof by KREG or Signal or written notice of such failure having been given to KREG or Signal by the Lender; or (ii) after receipt of such written notice and commencement of curative action as contemplated in clause (i) above, fail to continue to pursue the cure of such nonperformance or non-observance in a diligent and expeditious manner until the earliest of (A) such cure is completed (B) the time period set forth in clause (iii) below and, on a quarterly basis, provide the Lender with written reports as to the status of such actions or (C) the time period required by applicable Environmental Laws; or (iii) subject to clause (iv) below, fail to cure such nonperformance or nonobservance or otherwise remedy such default within 180 days after the earlier of knowledge thereof by KREG or Signal or receipt of the written notice referred to in clause (i); or (iv) fail to cure such nonperformance or nonobservance or otherwise remedy such default within a cure period which shall be longer than the period of 180 days referred to in the preceding clause (iii) if such cure period shall be permitted by applicable Environmental Laws and shall be available to KREG or Signal pursuant to a plan of action approved by a governmental authority and written evidence of such approved plan reasonably satisfactory to the Lender shall have been presented to the Lender.

Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no grace period or right to notice granted to KREG or Signal herein with respect to any Event of Default is intended to duplicate any other grace period or right to notice granted to KREG or Signal herein or in the other Loan Documents with respect to such Event of Default and in the event of any inconsistency, the longest applicable grace period or right to notice granted herein shall apply.

Upon the occurrence of an Event of Default, the Lender may (i) by notice to KREG, cancel any further funding obligation hereunder and declare the principal amount then outstanding of, and the accrued interest on, the Loan and all other amounts payable by KREG hereunder and under the Note (including, without limitation, any amounts payable under Section 2.2 and 5.4 hereof) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by KREG except to the extent expressly required by the Loan Documents or the LOC Documents; and (ii) at any time request that an appraisal to be performed by an appraiser reasonably satisfactory to the Lender and/or a market study to be performed by an MAI reasonably satisfactory to the Lender with respect to any Collateral Property or all the Collateral Properties. KREG shall pay all reasonable fees for any appraisals and market studies performed pursuant to this Section 11.

            Section 12. INDEMNIFICATION.   KREG hereby agrees to indemnify,
defend and hold the Lender and each of its Affiliates and their respective officers, directors, partners, employees, representatives, lawyers and agents and each other person, if any, controlling the Lender or any of its Affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the "SECURITIES LAWS"), and each of their respective officers, directors, partners, employees, representatives, lawyers and agents (the Lender and each such other person or entity being referred to as an "INDEMNIFIED PERSON"), to the fullest extent permitted by law, harmless from and against any and all losses, claims, damages, costs, expenses or liabilities arising out of or in connection with the Collateral Properties, the Loan or any of the Loan Documents or the matters referred to or contemplated therein, except to the extent that it is determined that any such loss, claim, damage, cost, expense or liability results primarily from the gross negligence, wilful misconduct or bad faith of such Indemnified Person. In the event that an Indemnified Person becomes involved in any action, proceeding or investigation in connection with any transaction or matter referred to or contemplated in this Agreement or any of the other Loan Documents, KREG shall periodically reimburse such Indemnified Person (upon the presentation of reasonably detailed invoices, receipts or statements) in an amount equal to its reasonable attorneys' fees, charges and disbursements and other reasonable costs and expenses (including the reasonable costs of any investigation and preparation) incurred in connection therewith to the extent such legal or other fees, costs or expenses are the subject of indemnification hereunder. The indemnity contained in this Section 12 shall survive the Maturity Date or the earlier repayment of the Loan.

            Section 13. MISCELLANEOUS.

            13.1 WAIVER. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or the Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or the Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

            13.2 NOTICES. All notices, demands, requests, consents, approvals and other communications (any of the foregoing, a "NOTICE") required, permitted, or desired, to be given hereunder shall be in writing sent by registered or certified mail, postage prepaid, return receipt requested or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in a Notice delivered in accordance with the provisions of this Section 13.2. Any such Notice shall be deemed to have been received three (3) days after the date such Notice is mailed or on the date of delivery by hand or courier addressed to the parties as follows (PROVIDED that neither the Lender nor KREG or Signal shall be deemed to have received any Notice not actually received):

If to the Lender: Nomura Asset Capital Corporation
                  First Interstate World Center
                  633 West Fifth Street, 68th Floor
                  Los Angeles, California  90071
                  Attention:  Richard A. Magnuson
                              Director

and               Nomura Asset Capital Corporation
                  2 World Financial Center, Building B
                  New York, New York 10281-1198
                  Attention:  Sheryl E. McAfee
                              Vice President

With a copy to:   Skadden, Arps, Slate, Meagher & Flom

                  300 South Grand Avenue, 34th Floor
                  Los Angeles, California 90071
                  Attention:  Rand S. April, Esq.

If to KREG or
 Signal:          Koll Real Estate Group, Inc. and Signal Landmark
                  4343 Von Karman Avenue
                  Newport Beach, California 92660
                  Attention:  Mr. Raymond J. Pacini

With copies to:   Brobeck, Phleger & Harrison
                  4675 MacArthur Court, No. 1000
                  Newport Beach, California 92660
                  Attention:  Gregory W. Preston, Esq.

                  Brobeck, Phleger & Harrison
                  550 South Hope Street, Suite 2100
                  Los Angeles, California  90071
                  Attention:  Gerard J. Walsh, Esq.

            13.3 EXPENSES, ETC. KREG agrees to pay or reimburse the Lender for paying: (a) all reasonable out-of-pocket expenses of the Lender and the Trustee (including, without limitation, the reasonable fees, charges and disbursements of Skadden, Arps, Slate, Meagher & Flom, counsel to the Lender, in connection with the negotiation, preparation, execution and delivery of this Agreement, the Note and the other Loan Documents and the Lender's due diligence in connection with the Collateral Properties; (b) all reasonable out-of-pocket travel and third party due diligence expenses of the Lender and the Trustee (including the reasonable fees, charges and disbursements of counsel to the Lender and the Trustee) in connection with the preparation, negotiation, review and execution of any documents required pursuant to Section 6.3 hereof; (c) all reasonable costs and expenses of the Lender and the Trustee (including reasonable counsel fees, charges and disbursements) in connection with any Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, in connection with any bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving KREG, Signal or the Guarantors or a "workout" of the Loan; and (d) within ten
(10) Business Days after KREG receives notice thereof, all Taxes and assessments (other than income and franchise taxes), recording fees, registration taxes, title insurance premiums, appraisal fees, costs of surveys, fees of third-party consultants and all other fees and expenses reasonably incurred





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



by the Lender and the Trustee in connection with any Collateral (including, without limitation, all mortgage loan servicing fees and expenses of the Trustee in connection with the Collateral).

            13.4 ENTIRE AGREEMENT, AMENDMENTS, ETC. The Lender and KREG and Signal each acknowledges that there are no other agreements or representations, either oral or written, express or implied, not embodied or referenced in this Agreement and the Loan Documents, which, together, represent a complete integration of all prior and contemporaneous agreements and understandings of the parties hereto. Any provision of this Agreement may be amended or modified only by an instrument in writing signed by KREG, Signal and the Lender. This Agreement shall not be construed more strictly against any party merely by virtue of the fact that the same has been prepared by such party or its counsel, it being recognized that each party hereto has contributed substantially and materially to the preparation of this Agreement, and that each party hereto acknowledges and waives any claim contesting the existence and the adequacy of the consideration given by any of the other parties hereto in entering into this Agreement. Every provision of this Agreement is intended to be severable. In the event that any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

            13.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Lender may not assign its rights or obligations hereunder or under the Note without the prior consent of KREG and Signal which consent may not be unreasonably withheld, conditioned or delayed. The Lender may assign or otherwise transfer all of its rights and remedies under this Agreement to the assignee, and such assignee shall thereupon become vested with all of the rights and obligations in respect thereof granted to the Lender herein or otherwise. Each representation and agreement made by KREG and/or Signal in this Agreement shall be deemed to run to and each reference to the Lender herein shall be deemed to refer to the Lender and all of its successors and assigns.

            13.6 SURVIVAL. The obligations of KREG and Signal under Sections 5.1, 5.4, 10 and 13.3 hereof (and any other provisions hereof which expressly provide for the survival of the obligations contained therein) shall survive the repayment of the Loan and the termination or expiration of any Loan Documents and any Release of the Collateral pursuant to the Loan Documents. In addition, each representation and warranty made, or deemed to be made by a notice of borrowing of any Loan, hereunder shall survive the making of such Loan and the Lender shall not be deemed to have waived, by reason of making such Loan, any Default or Event of Default which may arise by reason of such representation or warranty proving to have been false or misleading, unless the Lender shall have had actual knowledge that such representation or warranty was false or misleading at the time such Loan was made.

            13.7 CAPTIONS. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

            13.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

            13.9 GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement and the Note shall be governed by, and construed in accordance with, the law of the State of California. KREG and Signal each hereby submits to the nonexclusive jurisdiction of the United States District Court for the Central District of California and of any State Court sitting in the City of Los Angeles for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. KREG and Signal each irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

            13.10 WAIVER OF JURY TRIAL. KREG AND SIGNAL AND THE LENDER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            13.11 MARSHALLING; RECAPTURE. Neither the Trustee nor the Lender shall be under any obligation to marshall any assets in favor of KREG, Signal or the Guarantors. To the extent the Lender receives any payment by or on behalf of KREG, Signal or the Guarantors, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to KREG, Signal or the Guarantors or their respective estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of KREG, Signal or the Guarantors to the Lender as of the date such initial payment, reduction or satisfaction occurred.

            13.12 CROSS COLLATERALIZATION. KREG and Signal each represents, warrants and covenants that in the case of an Event of Default (i) the Lender shall have the right to pursue all of its rights and remedies in one proceeding, or separately and independently in separate proceedings from time to time, as the Lender, in its sole and absolute discretion, shall determine from time to time, (ii) neither the Trustee nor the Lender is required to either marshall assets, sell Collateral in any inverse order of alienation, (iii) the exercise by the Trustee or the Lender of any remedies against any one item of Collateral will not impede the Trustee or the Lender from subsequently or simultaneously exercising remedies against any other item of Collateral, and (iv) all Liens and other rights, remedies or privileges provided to the Trustee or the Lender shall remain in full force and effect until each of the Trustee and the Lender with respect to the Collateral has exhausted all of its remedies against the Collateral and all Collateral has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Loan.

            13.13 RELEASE OF CERTAIN COLLATERAL. Signal will from time to time during the term of the Loan have the right to sell (i) home sites at the Eagle Crest Project in accordance with a disposition plan approved by the Lender for not less than $70,000 in Net Cash Proceeds per individual lot (which lots are set forth in the existing subdivision plans therefor), (ii) the golf course at the Eagle Crest Project for not less than $7,000,000 in Net Cash Proceeds and
(iii) the Fairbanks Highlands Project for not less than $7,000,000 in Net Cash Proceeds (any of the foregoing shall be referred to herein as a "PERMITTED SALE"). Signal and Lender contemplate that the real property that is the subject of any such Permitted Sale shall be Released from the Lien of the Mortgage encumbering such Collateral Property. Provided that the NACC Share of Net Cash Proceeds resulting from each and every Permitted Sale is delivered to the

Lender or deposited into the Securities Account as required under this Agreement, the Securities Account Agreement, and the LOC Documents, the Lender agrees to execute a request for partial reconveyance and deliver such request for partial reconveyance to the Trustee for any portion of the Collateral Properties so sold, upon the sale of such portion of the Collateral Properties to a bona fide third party purchaser or to a KGT Affiliate or special purpose Subsidiary as permitted by the terms hereof. Upon receipt of such partial release request and prior to recording any partial release, Trustee shall obtain from Signal and deliver to the Lender: (i) a copy of the closing statement for the applicable Permitted Sale; and (ii) a completed partial release request for execution by the Lender. The Lender shall have no obligation to execute a partial release request with respect to any portion of the Collateral Properties unless and until that portion of sale proceeds relating thereto which are required to be delivered to the Lender hereunder or under the LOC Documents have been so delivered to the Lender. Notwithstanding the foregoing, KREG and Signal agree that if at any time KREG or Signal obtains knowledge of any Federal tax lien or Assessment (including, without limitation, any tax lien or Assessment in connection with the Henley Facilities Audit), then KREG and Signal shall immediately notify the Lender thereof telephonically and in writing. In no event shall any otherwise Permitted Sales be permitted, and all pending Permitted Sales shall be stayed, immediately upon KREG's or Signal's knowledge of any Federal tax lien or Assessment (including, without limitation, any tax lien or Assessment in connection with the Henley Facilities Audit) until such time as the Lender, in its sole and absolute discretion, agrees in writing to permit further Permitted Sales to occur.

            13.14 FURTHER ASSURANCES. KREG and Signal each agrees that, from time to time upon the reasonable written request of the Lender, KREG and Signal each will execute and deliver such further documents and do such other acts and things as the Lender may reasonably request in order fully to effect the purposes of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                        KOLL REAL ESTATE GROUP, INC.,
                        a Delaware corporation


                        By:   _________________________
                              Raymond J. Pacini
                              Chief Financial Officer and
                              Executive Vice President


                        SIGNAL LANDMARK,
                        a California corporation

                        By:   ________________________
                              Raymond J. Pacini

                              Chief Financial Officer and
                              Executive Vice President


                        NOMURA ASSET CAPITAL CORPORATION,
                        a Delaware corporation


                        By:   ________________________
                              Richard A. Magnuson
                              Vice President

                                   EXHIBIT A-1

                    LEGAL DESCRIPTION OF EAGLE CREST PROJECT

                                   EXHIBIT A-2

                 LEGAL DESCRIPTION OF FAIRBANKS HIGHLANDS PROJECT

                                   EXHIBIT A-3

                     LEGAL DESCRIPTION OF BOLSA CHICA PROJECT

                                    EXHIBIT B

                              FORM OF LOAN GUARANTY

                                    EXHIBIT C

                        DEVELOPMENT BUDGET AND PROJECTIONS

                                   EXHIBIT D

                               FORM OF MORTGAGE

                                   EXHIBIT E

                                 FORM OF NOTE

                                   EXHIBIT F

                           FORM OF PLEDGE AGREEMENT

                                   EXHIBIT G

                         FORM OF DRAW REQUEST NOTICE

                                    EXHIBIT H

                              SCHEDULE OF LITIGATION

                                    EXHIBIT I

                          SCHEDULE OF EXISTING APPROVALS

                                    EXHIBIT J

                            SIGNAL FINANCIAL STATEMENT